LIMITED LIABILITY COMPANY AGREEMENT

OF

STECKMAN RIDGE GP, LLC

A Delaware Limited Liability Company

March 2, 2007

i

ARTICLE 7	TAXES		25
	7.01	Tax Returns	25
	7.02	Tax Elections	25
	7.03	Tax Matters Member	25
ARTICLE 8	BOOKS, RECORDS, REPORTS, AND BANK ACCOUNTS		26
	8.01	Maintenance of Books; Reports	26
	8.02	Bank Accounts	26
ARTICLE 9	WITHDRAWAL		26
	9.01	No Right of Withdrawal	26
	9.02	Deemed Withdrawal	27
	9.03	Effect of Withdrawal	27
ARTICLE 10	DISPUTE RESOLUTION		28
	10.01	Disputes	28
	10.02	Negotiation to Resolve Disputes	28
	10.03	Selection of Arbitrator	28
	10.04	Conduct of Arbitration	29
	10.05	Consolidation	29
ARTICLE 11	DISSOLUTION, WINDING UP AND TERMINATION		29
	11.01	Dissolution	29
	11.02	Winding Up and Termination	30
	11.03	Deficit Capital Accounts	31
	11.04	Certificate of Cancellation	31
ARTICLE 12	GENERAL PROVISIONS		31
	12.01	Offset	31
	12.02	Notices	31
	12.03	Entire Agreement; Superseding Effect	31
	12.04	Effect of Waiver or Consent	31
	12.05	Amendment or Restatement	31
	12.06	Binding Effect	31
	12.07	Governing Law; Severability	32
	12.08	Further Assurances	32
	12.09	Waiver of Certain Rights	32
	12.10	Counterparts	32

EXHIBITS:

A - Members
B - Form of Partnership Agreement
C - Non-Competition Area
D - Initial Facilities Plan

ii

LIMITED LIABILITY COMPANY AGREEMENT
OF
STECKMAN RIDGE GP, LLC
A Delaware Limited Liability Company

This LIMITED LIABILITY COMPANY AGREEMENT OF STECKMAN RIDGE GP, LLC (this “Agreement”), dated as of March 2, 2007 (the “Effective Date”), is adopted, executed and agreed to, for good and valuable consideration, by SPECTRA ENERGY TRANSMISSION SERVICES, LLC, a Delaware limited liability company (“Spectra”), and NJR STECKMAN RIDGE STORAGE COMPANY, a Delaware corporation (“NJR”). Capitalized terms used in this Agreement and not defined elsewhere have the meanings given to them in Article 1 below.

RECITALS

The Persons executing this Agreement as of the date of this Agreement are becoming members of the Company and desire to enter into a written agreement pursuant to the Act governing the affairs of the Company and the conduct of its business. This Agreement is intended to bind all Members from time to time and the Company.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Members agree as follows:

ARTICLE 1
DEFINITIONS
1.01 Definitions.

(a) Certain Definitions. As used in this Agreement, the following terms have the respective meanings set forth below or set forth in the Sections referred to below:

AAA - Section 10.02(c).

Act - the Delaware Limited Liability Company Act.

Additional Contribution - Section 4.06(a)(ii).

Additional Contribution Member - Section 4.06(a)(ii).

Adjusted Capital Account Deficit - with respect to any Member, the deficit balance, if any, in such Member’s Capital Account as of the end of the relevant Fiscal Year after giving effect to the following adjustments: (a) credit to such Capital Account any amounts that such Member is obligated to restore pursuant to the penultimate sentences of Treasury Regulation Sections 1.704-2(g)(1) and 1.704-2(i)(5) and (b) debit to such Capital Account such Member’s share of the items described in Treasury Regulation Sections 1.704-1(b)(2)(ii)(d)(4), (5) and (6). This definition of Adjusted Capital Account Deficit is intended to comply with the provisions of Treasury Regulation Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

Affiliate - with respect to any Person, (a) each entity that such Person Controls; (b) each Person that Controls such Person, including, in the case of a Member, the Member’s Parent; and (c) each entity that is under common Control with the Person, including, in the case of a Member, each entity that is Controlled by the Member’s Parent; provided, with respect to any Member, an Affiliate shall include (y) a limited partnership or a Person Controlled by a limited partnership if a general partner of the limited partnership is Controlled by the Member’s Parent, or (z) a limited liability company or a Person controlled by a limited liability company if the managing member of the limited liability company is Controlled by the Member’s Parent; provided further, for purposes of this Agreement the Company, the Partnership and their subsidiaries (if any) shall not be an Affiliate of any Member.

Affiliate’s Outside Activities - Section 6.04(b).

Agreement - introductory paragraph.

Alternate Representative - Section 6.02(a)(i).

Arbitration Notice - Section 10.02(c).

Arbitrator - Section 10.03(b).

Assignee - any Person that acquires a Membership Interest or any portion of a Membership Interest through a Disposition; provided, however, that an Assignee shall have no right to be admitted to the Company as a Member except in accordance with Section 3.03(b)(ii). The Assignee of a liquidated or wound up Member is the shareholder, partner, member or other equity owner or owners of the liquidated or wound up Member to which that Member’s Membership Interest is assigned by the Person conducting the liquidation or winding up of such Member. The Assignee of a Bankrupt Member is (a) the Person or Persons (if any) to whom such Bankrupt Member’s Membership Interest is assigned by order of the bankruptcy court or other Governmental Authority having jurisdiction over such Bankruptcy, or (b) in the event of a general assignment for the benefit of creditors, the creditor to which such Membership Interest is assigned.

Authorizations - licenses, certificates, permits, orders, approvals, determinations and authorizations from Governmental Authorities having valid jurisdiction.

Available Cash - with respect to any Quarter ending prior to the liquidation and winding up of the Company, the excess, if any and without duplication, of:

(a)  the sum of all cash and cash equivalents of the Company on hand at the end of that Quarter, over

(b)  the amount of any cash reserves that are necessary or appropriate in the Sole Discretion of the Management Committee to (i) provide for the proper conduct of the business of the Company (including reserves for future maintenance capital expenditures and for anticipated future credit needs of the Company) subsequent to that Quarter or (ii) comply with applicable Law or any loan agreement, security agreement, mortgage, debt instrument or other agreement or obligation to which the Company is a party or by which it is bound or its assets are subject; provided, however, that distributions made by the Company or cash reserves established, increased or reduced after the end of that Quarter but on or before the date of determination of Available Cash with respect to that Quarter shall be deemed to have been made, established, increased or reduced, for purposes of determining Available Cash, within that Quarter if the Management Committee so determines.

Notwithstanding the foregoing, “Available Cash” with respect to the Quarter in which a liquidation or winding up of the Company occurs and any subsequent Quarter shall be deemed to equal zero.

Bankruptcy or Bankrupt - as defined in the Partnership Agreement.

Breaching Member - a Member (a) that (i) has committed a failure or breach of the type described in the definition of “Default,” (ii) has received a notice of the type described in the definition of “Default,” and (iii) has not cured the failure or breach, but as to which the applicable cure period set forth in the definition of “Default” has not yet expired or (b) that is, or any Affiliate of which is, a “Breaching Partner” as defined in the Partnership Agreement.

Business Day - as defined in the Partnership Agreement.

Buy-out Right - Section 3.03(b)(iv)(A).

Capital Account - the account maintained by the Company for each Member in accordance with this Agreement and to be maintained by the Company for each Member from and after the Effective Date in accordance with Section 4.05.

Capital Budget - the annual capital budget for the Partnership that is approved (or deemed approved) pursuant to Section 6.02(h)(ii)(C).

Capital Call - Section 4.01(a).

Capital Contribution - with respect to any Member, the amount of money and the net agreed value of any property (other than money) contributed to the Company by the Member. Any reference in this Agreement to the Capital Contribution of a Member shall include a Capital Contribution of its predecessors in interest.

Certificate - Section 2.01.

Change Exercise Notice - Section 3.03(b)(iv)(A).

Change of Member Control - with respect to any Member, an event (such as a Disposition of voting securities or other equity interests) that causes such Member to cease to be Controlled by such Member’s then Parent or an event that causes an Affiliate of a Member that holds an LP Interest to be Controlled by another Person that is not an Affiliate of that Member; provided, however, that the term “Change of Member Control” shall not include any of the following events:

(a) an event that causes that Member’s that Parent to be Controlled by another Person;

(b) an event that involves the Disposition of voting securities or other equity interests of that Member but also involves the Disposition of other assets having a greater value than the larger of (i) the fair market value of such Member’s Membership Interest and (ii) the product of the Sharing Ratio of that Member times $1 billion;

(c) an event that involves the Disposition of voting securities or other equity interests of a Person that Controls that Member if that Person also owns assets (other than the voting securities or other equity interests of such Member) that have a greater value than the larger of (i) the fair market value of that Member’s Membership Interest and (ii) the product of the Sharing Ratio of that Member times $1 billion; or

(d) in the case of a Member that is a publicly traded partnership or is Controlled by a publicly traded partnership, any Disposition of or issuance of new units representing limited partner interests by such publicly traded partnership, whether to an Affiliate or an unrelated party and whether or not such units or interests are listed on a national securities exchange or quotation service.

Change Purchasing Member - Section 3.03(b)(iv)(A).

Change Unexercised Portion - Section 3.03(b)(iv)(A).

Changing Member - Section 3.03(b)(iv)(A).

Claim - any and all judgments, claims, causes of action, demands, lawsuits, suits, proceedings, Governmental investigations or audits, losses, assessments, fines, penalties, administrative orders, obligations, costs, expenses, liabilities and damages (whether actual, consequential or punitive), including interest, penalties, reasonable attorney’s fees, disbursements and costs of investigations, deficiencies, levies, duties, imposts, remediation and cleanup costs, and natural resources damages.

Code - as defined in the Partnership Agreement.

Company - Steckman Ridge GP, LLC, a Delaware limited liability company.

Company Minimum Gain - “partnership minimum gain” set forth in Treasury Regulation Sections 1.704-2(b)(2) and 1.704-2(d).

Confidential Information - information and data (including all copies) that is furnished or submitted by any of the Members, their Affiliates, or the Operator, whether oral, written, or electronic, to the other Members, their Affiliates, or the Operator in connection with the Facilities and the resulting information and data obtained from those studies, including market evaluations, market proposals, service designs and pricing, pipeline system design and routing, cost estimating, rate studies, identification of permits, strategic plans, legal documents, environmental studies and requirements, public and governmental relations planning, identification of regulatory issues and development of related strategies, legal analysis and documentation, financial planning, gas reserves and deliverability data, studies of the natural gas supplies for the Facilities, and other studies and activities to determine the potential viability of the Facilities and their design characteristics, and identification of key issues. Notwithstanding the foregoing, the term “Confidential Information” shall not include any information that:

(a) is in the public domain at the time of its disclosure or thereafter, other than as a result of a disclosure directly or indirectly by a Member or its Affiliates or the Operator in contravention of this Agreement;

(b) as to any Member or its Affiliates or the Operator, was in the possession of such Member or its Affiliates or the Operator prior to the execution of any confidentiality agreements related to the Facilities or this Agreement; or

(c) has been independently acquired or developed by a Member or its Affiliates or the Operator without violating any of the obligations of that Member or its Affiliates or the Operator under any applicable agreement.

Contributing Member - Section 4.06(a).

Control - as defined in the Partnership Agreement.

Control Notice - Section 3.03(b)(iv)(A).

Customer - the Person (other than the Company) that has entered into a Storage Agreement.

Day - a calendar day; provided, however, that, if any period of Days referred to in this Agreement shall end on a Day that is not a Business Day, then the expiration of that period shall be automatically extended until the end of the first succeeding Business Day.

Default - with respect to any Member,

(a) the failure of that Member to contribute, on or before the 10th Day after the date required, all or any portion of a Capital Contribution that Member is required to make as provided in this Agreement, or

(b) the failure of a Member to comply in any material respect with any of its other agreements, covenants or obligations under this Agreement, or the failure of any representation or warranty made by a Member in this Agreement to have been true and correct in all material respects at the time it was made, in each case if the breach is not cured by the applicable Member on or before the 30th Day after its receiving notice of such breach from any other Member (or, if such breach is not capable of being cured within such 30-Day period, if such Member fails to promptly commence substantial efforts to cure such breach or to prosecute such curative efforts to completion with continuity and diligence). The Management Committee may, but shall have no obligation to, extend the foregoing 10-Day and 30-Day periods.

Default Rate - a rate per annum equal to the lesser of (a) a varying rate per annum equal to the sum of (i) the prime rate as published in The Wall Street Journal, with adjustments in that varying rate to be made on the same date as any change in that rate is so published, plus (ii) 2% per annum, and (b) the maximum rate permitted by Law.

Dispose, Disposing or Disposition - with respect to any asset (including a Membership Interest, an LP Interest or any portion of a Membership Interest or LP Interest), a sale, assignment, transfer, conveyance, gift, exchange or other disposition of such asset, whether such disposition be voluntary, involuntary or by operation of Law, including the following: (a) in the case of an asset owned by a natural person, a transfer of such asset upon the death of its owner, whether by will, intestate succession or otherwise; (b) in the case of an asset owned by an entity, (i) a merger or consolidation of such entity (other than where such entity is the survivor thereof), (ii) a conversion of such entity into another type of entity, or (iii) a distribution of such asset, including in connection with the dissolution, liquidation, winding up or termination of such entity (unless, in the case of dissolution, such entity’s business is continued without the commencement of liquidation or winding up); and (c) a disposition in connection with, or in lieu of, a foreclosure of an Encumbrance; but such terms shall not include the creation of an Encumbrance.

Disposing Member - Section 3.03(a).

Dispute - Section 10.01.

Dispute Notice - Section 10.02.

Disputing Member - Section 10.01.

Dissolution Event - Section 11.01.

Effective Date - introductory paragraph.

Encumber, Encumbering, or Encumbrance - the creation of a security interest, lien, pledge, mortgage or other encumbrance, whether such encumbrance be voluntary, involuntary or by operation of Law.

Facilities - as defined in the Partnership Agreement.

FERC - as defined in the Partnership Agreement.

Governmental Authority (or Governmental) - as defined in the Partnership Agreement.

including - including, without limitation.

Initial Facilities - as defined in the Partnership Agreement.

Initial Facilities Plan - Section 6.07(a).

Law - as defined in the Partnership Agreement.

Limited Partner - as defined in the Partnership Agreement.

LP Interest - as defined in the Partnership Agreement.

Majority Interest - Section 6.02(e)(i).

Management Committee - Section 6.01.

Member - any Person executing this Agreement as of the date of this Agreement as a member or subsequently admitted to the Company as a member as provided in this Agreement, but such term does not include any Person that has ceased to be a member in the Company.

Membership Interest - with respect to any Member, (a) that Member’s status as a Member; (b) that Member’s share of the income, gain, loss, deduction and credits of, and the right to receive distributions from, the Company; (c) any Priority Interest to which that Member is entitled pursuant to Section 4.06(b); (d) all other rights, benefits and privileges enjoyed by that Member (under the Act, this Agreement or otherwise) in its capacity as a Member, including that Member’s rights to vote, consent and approve and otherwise to participate in the management of the Company, including through the Management Committee; and (e) all obligations, duties and liabilities imposed on that Member (under the Act, this Agreement or otherwise) in its capacity as a Member, including any obligations to make Capital Contributions.

Member Minimum Gain - “partner nonrecourse debt minimum gain” as determined under Treasury Regulation Section 1.704-2(i)(2).

Member Nonrecourse Debt - “partner nonrecourse debt” as set forth in Treasury Regulation Section 1.704-2(b)(4).

Member Nonrecourse Deductions - “partner nonrecourse deductions,” and the amount thereof shall be, as set forth in Treasury Regulation Section 1.704-2(i).

NJR - introductory paragraph.

Non-Contributing Member - Section 4.06(a).

Nonrecourse Debt - the meaning set forth in Treasury Regulation Section 1.704-2(b)(3).
Nonrecourse Deductions - the meaning, and the amount thereof shall be, as set forth in Treasury Regulation Sections 1.704-2(b) and 1.704-2(c).

O&M Agreement - as defined in the Partnership Agreement.

Officer - any Person designated as an officer of the Company as provided in Section 6.02(j), but that term does not include any Person who has ceased to be an officer of the Company.

Operating Budget - the annual operating budget for the Partnership that is approved (or deemed approved) pursuant to Section 6.02(h)(ii)(C).

Operator - as defined in the Partnership Agreement.

Parent - any Person that Controls a Member and that is not itself Controlled by any other Person.

Partnership - as defined in the Partnership Agreement.

Partnership Agreement - Section 2.06.

Person - the meaning assigned that term in Section 18-101(11) of the Act and also includes a Governmental Authority and any other entity.

Priority Interest - the special distribution rights under Section 4.06(b) received by each Additional Contribution Member, which rights include the right to receive the return described in Section 4.06(b)(i) and which form part of the Additional Contribution Member’s Membership Interest.

Priority Interest Sharing Ratio - Section 4.06(b)(i).

PSA - as defined in the Partnership Agreement.

Quarter - unless the context requires otherwise, a fiscal quarter of the Company.

Regulatory Allocations - Section 5.06.

Representative - Section 6.02(a)(i).

Securities Act - the Securities Act of 1933.

Sharing Ratio - subject in each case to adjustments in accordance with this Agreement or in connection with Dispositions of Membership Interests, (a) in the case of a Member executing this Agreement as of the date of this Agreement or a Person acquiring that Member’s Membership Interest, the percentage specified for that Member as its Sharing Ratio on Exhibit A, and (b) in the case of Membership Interests issued under Section 3.04, the Sharing Ratio established in Section 3.04; provided, however, that the total of all Sharing Ratios shall always equal 100%.

Sole Discretion - (a) in the applicable Person’s sole and absolute discretion, (b) with or without cause, (c) subject to such conditions as it may deem appropriate, and (d) without taking into account the interests of, and without incurring liability to, the Company, the Partnership, any Limited Partner, any other Member or Representative, or any Officer or employee of the Company, the Partnership or any Limited Partner.

Spectra - introductory paragraph.

Storage Agreement - as defined in the Partnership Agreement.

Tax Matters Member - Section 7.03(a).

Term - Section 2.07.

Treasury Regulations - as defined in the Partnership Agreement.

Withdraw, Withdrawing or Withdrawal - the withdrawal, resignation or retirement of a Member from the Company as a member. Such terms shall not include any Dispositions of Membership Interests (which are governed by Sections 3.03(a) and (b)), even though the Member making a Disposition may cease to be a Member as a result of the Disposition.

Withdrawn Member - Section 9.03.

(b) Other Terms. Terms defined elsewhere in this Agreement have the meanings so given them.

1.02 Interpretation. Unless the context requires otherwise: (a) the gender (or lack of gender) of all words used in this Agreement includes the masculine, feminine and neuter; (b) references to Articles and Sections refer to Articles and Sections of this Agreement; (c) references to Exhibits refer to the Exhibits attached to this Agreement, each of which is made a part hereof for all purposes; (d) references to Laws refer to such Laws as they may be amended from time to time, and references to particular provisions of a Law include any corresponding provisions of any succeeding Law; and (e) references to money refer to legal currency of the United States of America.

ARTICLE 2
ORGANIZATION

2.01 Formation. The Company has been formed as a Delaware limited liability company by the filing of a Certificate of Formation (the “Certificate”) on February 7, 2007.

2.02 Name. The name of the Company is “Steckman Ridge GP, LLC” and all Company business must be conducted in that name or such other names that comply with Law as the Management Committee may select.

2.03 Registered Office; Registered Agent; Principal Office in the United States; Other Offices. The registered office of the Company required by the Act to be maintained in the State of Delaware shall be the office of the initial registered agent named in the Certificate or such other office (which need not be a place of business of the Company) as the Management Committee may designate in the manner provided by Law. The registered agent of the Company in the State of Delaware shall be the initial registered agent named in the Certificate or such other Person or Persons as the Management Committee may designate in the manner provided by Law. The principal office of the Company in the United States shall be at such place as the Management Committee may designate, which need not be in the State of Delaware, and the Company shall maintain records there or such other place as the Management Committee shall designate and shall keep the street address of such principal office at the registered office of the Company in the State of Delaware. The Company may have such other offices as the Management Committee may designate.

2.04 Purposes. The purpose of the Company is to act as the general partner of the Partnership, to hold the general partner interests in the Partnership and to engage in any activities directly or indirectly relating to the foregoing.

2.05 Foreign Qualification. Prior to the Company’s conducting business in any jurisdiction other than Delaware, the Management Committee shall cause the Company to comply, to the extent procedures are available and those matters are reasonably within the control of the Management Committee, with all requirements necessary to qualify the Company as a foreign limited liability company in that jurisdiction. At the request of the Management Committee, each Member shall execute, acknowledge, swear to and deliver all certificates and other instruments conforming with this Agreement that are necessary or appropriate to qualify, continue and terminate the Company as a foreign limited liability company in all such jurisdictions in which the Company may conduct business.

2.06 Formation of Partnership. Promptly after the execution and delivery of this Agreement, the Company as general partner and each Member signing this Agreement (or its Affiliate) shall enter into the Limited Partnership Agreement of Steckman Ridge, LP, in the form of Exhibit B to this Agreement (the “Partnership Agreement,” as amended from time to time).

2.07 Term. The period of existence of the Company (the “Term”) commenced with the acceptance for filing of the Certificate by the Secretary of State of the State of Delaware and shall end at such time as a certificate of cancellation is filed with the Secretary of State of the State of Delaware in accordance with Section 11.04.
ARTICLE 3
MEMBERSHIP; DISPOSITIONS OF INTERESTS

3.01 Current Members. As of the Effective Date, Spectra and NJR are the only Members of the Company, each of which is admitted to the Company as a member.

3.02 Representations, Warranties and Covenants. Each Member hereby represents, warrants and covenants to the Company and each other Member that the following statements are true and correct as of the Effective Date and shall be true and correct at all times that such Member is a Member:

(a) that Member is duly incorporated, organized or formed (as applicable), validly existing, and (if applicable) in good standing under the Law of the jurisdiction of its incorporation, organization or formation; if required by applicable Law, that Member is duly qualified and in good standing in the jurisdiction of its principal place of business, if different from its jurisdiction of incorporation, organization or formation; and that Member has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder, and all necessary actions by the board of directors, shareholders, managers, members, partners, trustees, beneficiaries, or other applicable Persons necessary for the due authorization, execution, delivery and performance of this Agreement by that Member have been duly taken;

(b) that Member has duly executed and delivered this Agreement and the other documents contemplated herein, and they constitute the legal, valid and binding obligation of that Member enforceable against it in accordance with their terms (except as may be limited by bankruptcy, insolvency or similar Laws of general application and by the effect of general principles of equity, regardless of whether considered at law or in equity);

(c) that Member’s authorization, execution, delivery, and performance of this Agreement does not and will not (i) conflict with, or result in a breach, default or violation of, (A) the organizational documents of that Member, (B) any contract or agreement to which that Member is a party or is otherwise subject, or (C) any Law, order, judgment, decree, writ, injunction or arbitral award to which that Member is subject; or (ii) require any consent, approval or authorization from, filing or registration with, or notice to, any Governmental Authority or other Person, unless such requirement has already been satisfied;

(d) that Member’s Parent is the Person identified as such on Exhibit A;

(e) that Member is acquiring its Membership Interest solely for investment for its own account and not for distribution or sale to others in connection with any distribution or public offering;

(f) that Member understands that there will not be any public market for the Membership Interests and that it must bear the economic risk of an investment in the Company for an indefinite period of time because (i) its Membership Interest has not been registered under the Securities Act or any applicable state securities laws and (ii) it may Dispose or Encumber, in whole or in part, its Membership Interest only in accordance with this Agreement and then only if its Membership Interest is subsequently registered in accordance with the provisions of the Securities Act and applicable state securities laws, unless registration is not required;

(g) that Member understands that the Company is not obligated to register the Membership Interests for resale under the Securities Act or any applicable state securities laws;

(h) that Member is a “qualified institutional buyer” within the meaning of rule 144A of the Securities and Exchange Commission or an “accredited investor” within the meaning of Regulation D of the Securities and Exchange Commission and is able to bear the economic risk of such an investment in the Company for an indefinite period of time, and it has no need for liquidity of this investment and it could bear a complete loss of this investment; if it is either a “qualified purchaser” within the meaning of the Investment Company Act of 1940 or is an entity formed and is being utilized primarily for the purpose of making an investment in the Company, each of the shareholders, partners, members or other holders of equity or beneficial interests in that Member is such a qualified purchaser; and

(i) that Member has the knowledge and sophistication to evaluate the risks of investing in the Company; it has conducted its own investigation and due diligence into the Company and is satisfied that its investment in the Company is appropriate; it understands and agrees that none of the other Members or their Affiliates, or the Company, has made nor will make any representation or warranty with respect to the worthiness, terms, value, or any other aspect of the Company or the Membership Interests, and it explicitly disclaims any warranty, express or implied, with respect to such matters; and it specifically acknowledges, represents, and warrants that it is not relying on any other Member or its Affiliates (i) for its investigation or due diligence concerning, or evaluation of, the Company or any related transaction or (ii) with respect to tax and other economic considerations involved in an investment in the Company.

3.03 Dispositions and Encumbrances of Membership Interests and LP Interests.

(a) General Restriction. A Member (the “Disposing Member”) may not Dispose of or Encumber all or any portion of its Membership Interest or LP Interest (or permit any of its Affiliates to Dispose of or Encumber all or any portion of its LP Interest) except in strict accordance with this Section 3.03. References in this Section 3.03 to Dispositions or Encumbrances of a “Membership Interest” or of an “LP Interest” shall also refer to Dispositions or Encumbrances of a portion of a Membership Interest or of an LP Interest, respectively. Any attempted Disposition or Encumbrance of a Membership Interest or an LP Interest, other than in strict accordance with this Section 3.03, shall be, and is hereby declared, null and void ab initio. The rights and obligations constituting a Membership Interest or an LP Interest may not be separated, divided or split from the other attributes of a Membership Interest or an LP Interest except as contemplated by the express provisions of this Agreement. The Members agree that a breach of the provisions of this Section 3.03 may cause irreparable injury to the Company and to the other Members for which monetary damages (or other remedy at law) are inadequate in view of (i) the complexities and uncertainties in measuring the actual damages that would be sustained by reason of the failure of a Member to comply with such provision and (ii) the uniqueness of the Company and Partnership business and the relationship among the Members. Accordingly, the Members agree that the provisions of this Section 3.03 may be enforced by specific performance in accordance with Section 10.04(b).

(b) Dispositions of Membership Interests and LP Interests.

(i) General Restriction. A Member may Dispose of its Membership Interest or LP Interest (and will permit any of its Affiliates to Dispose of its LP Interest) only (A) to an Affiliate of the Member making, or whose Affiliate is making, the Disposition or (B) with the written consent of all other Members, which consent may be granted or withheld in the Sole Discretion of each Member. Any such Disposition must comply with the requirements of Section 3.03(b)(iii) and, if the Assignee is to be admitted as a Member, Section 3.03(b)(ii) and with the applicable provisions of the Partnership Agreement. If the Member is Disposing of all or any portion of its Membership Interest, it must also transfer a pro rata portion of its and its Affiliates’ LP Interest and vice versa.

(ii) Admission of Assignee as a Member. If, but only if, a Disposition is effected in strict compliance with Sections 3.03(a) and (b), the Assignee of a Membership Interest shall be admitted to the Company as a Member, with the Membership Interest (and attendant Sharing Ratio) so transferred to such Assignee and the Company shall consent to the Disposition of an LP Interest and the admission of the Assignee as a Limited Partner of the Partnership.

(iii) Requirements Applicable to All Dispositions and Admissions. In addition to the requirements set forth in Sections 3.03(b)(i), any Disposition of a Membership Interest and LP Interest and any admission of an Assignee as a Member shall also be subject to the following requirements, and such Disposition (and admission, if applicable) shall not be effective unless such requirements are complied with; provided, however, that the Management Committee, in its Sole Discretion, may waive any of the following requirements:

(A) Disposition Documents. The following documents must be delivered to the Management Committee and must be satisfactory, in form and substance, to the Management Committee:

(I)   Disposition Instrument. A copy of the instrument pursuant to which the Disposition is effected.

(II)  Ratification of this Agreement. An instrument, executed by the Disposing Member and its Assignee, containing the following information and agreements, to the extent they are not contained in the instrument described in Section 3.03(b)(iii)(A)(I): (aa) the notice address of the Assignee; (bb) the Parent of the Assignee or a statement that it has no Parent; (cc) the Sharing Ratios after the Disposition of the Disposing Member and its Assignee (which together must total the Sharing Ratio of the Disposing Member before the Disposition); (dd) the Assignee’s ratification of this Agreement and agreement to be bound by it, and its confirmation that the representations and warranties in Section 3.02 are true and correct with respect to it; and (ee) representations and warranties by the Disposing Member and its Assignee (AA) that the Disposition and admission is being made in accordance with all applicable Laws, (BB) that the matters set forth in Section 3.03(b)(iii)(A)(III) are true and correct, and (CC) that the Disposition and admission do not violate any agreement to which the Company or the Partnership is a party; together with a similar instrument executed by the Disposing Member and/or its Affiliate owning the LP Interest and the Assignee (as defined in the Partnership Agreement) of the LP Interest.

(III)  Securities Law Opinion. Unless the Membership Interest subject to the Disposition is registered under the Securities Act and any applicable state securities Law, a favorable opinion of the Company’s legal counsel, or of other legal counsel acceptable to the Management Committee, to the effect that the Disposition and admission is being made pursuant to a valid exemption from registration under those Laws and in accordance with those Laws; provided, however, that no such opinion shall be required in the case of a Disposition by a Member to an Affiliate.

(B) Payment of Expenses. The Disposing Member and its Assignee shall pay, or reimburse the Company for, all reasonable costs and expenses incurred by the Company in connection with the Disposition and admission, including the legal fees incurred in connection with the legal opinion referred to in Section 3.03(b)(iii)(A)(III), on or before the 10th Day after the receipt by that Person of the Company’s invoice for the amount due. The Company will provide an invoice as soon as practicable after the amount due is determined but in no event later than the 90th Day thereafter. If payment is not made by the date due, the Person owing that amount shall pay interest on the unpaid amount from the date due until paid at a rate per annum equal to the Default Rate.

(C) No Release. No Disposition of a Membership Interest shall effect a release of the Disposing Member from any liabilities to the Company or the other Members arising from events occurring prior to the Disposition.

(D) Indebtedness of Company. Any Disposition of a Membership Interest or LP Interest shall also include all of the indebtedness owed by the Company or the Partnership to the Disposing Member or its Affiliates (or, if only a portion of a Membership Interest or LP Interest is being Disposed, a proportionate share of that indebtedness). As long as this Agreement shall remain in effect, all evidence of indebtedness of the Company or the Partnership owed to any of the Members or its Affiliates shall bear an appropriate legend to indicate that it is held subject to, and may be Disposed of only in accordance with, the terms and conditions of this Agreement, and that such Disposition may be made only in conjunction with the Disposition of a proportionate part of such Member’s Membership Interest.

(iv) Change of Member Control.

(A) Procedure. In the event of a Change of Member Control, then the Member with respect to which the Change of Member Control has occurred (the “Changing Member”) shall promptly (and in all events within five Business Days after the Change in Member Control) notify (the “Control Notice”) the Company and the other Members. If the Control Notice is not given by the Changing Member as provided above and any other Member becomes aware of that Change of Member Control, the other Member shall have the right to give the Control Notice to the Changing Member, the Company and the other Members. The other Members shall have the right (the “Buy-out Right”) to acquire the Membership Interest of the Changing Member and its and its Affiliates’ LP Interest for the sum of (x) the positive balance of the Changing Member’s Capital Account and (y) the positive balance(s) of the Changing Member and/or its Affiliates’ capital accounts under the Partnership Agreement. Each Member (excluding the Changing Member) shall have the right (but not the obligation) to acquire a portion of the applicable Membership Interest and its and its Affiliates’ LP Interest that is equal to (I) the Sharing Ratio represented by the Membership Interest times (II) a fraction, the numerator of which is the Member’s Sharing Ratio and the denominator of which is the total Sharing Ratios of all Members other than the Changing Member. Each Member (other than the Changing Member) shall have through the 30th Day following the determination of the value of such Membership Interest and its and its Affiliates’ LP Interest in which to notify the other Members (including the Changing Member) whether the Member desires to exercise its Buy-out Right. A notice in which a Member exercises the Buy-out Right is referred to as a “Change Exercise Notice,” and a Member that delivers a Change Exercise Notice is referred to as a “Change Purchasing Member.” If the Change Purchasing Members constitute fewer than all of the Members (other than the Changing Member) and, consequently, there is a portion of the Membership Interest and LP Interest for which the Buy-out Right has not been exercised (a “Change Unexercised Portion”), then each Change Purchasing Member shall have through the 20th Day following the end of that period in which to notify the other Change Purchasing Members and the Changing Member whether it desires to acquire the portion of the Change Unexercised Portion that is equal to (aa) the Sharing Ratio represented by the Change Unexercised Portion times (bb) a fraction, the numerator of which is the Change Purchasing Member’s Sharing Ratio and the denominator of which is the total Sharing Ratios of all Change Purchasing Members. If, at the end of this 20-Day period, there remains a Change Unexercised Portion, then the Change Purchasing Members shall have an additional 10-Day period in which to negotiate among themselves for a mutually agreeable method of sharing the acquisition of the remaining Change Unexercised Portion. If the Change Purchasing Members reach such agreement during this 10-Day period, then the Buy-out Right shall be deemed exercised, and the Changing Member and, if applicable, its Affiliates and the Change Purchasing Members shall close the acquisition of the Membership Interest and LP Interest in accordance with Section 3.03(b)(iv)(B). If, however, the Change Purchasing Members do not reach such agreement during this 10-Day period, then the Buy-out Right shall be deemed to have been waived. A Member that fails to exercise a right during any applicable period set forth in this Section 3.03(b)(iv)(A) shall be deemed to have waived such right for the subject Change of Member Control, but not any right for future Changes of Member Control.

(B) Closing. If the Buy-out Right is deemed exercised in accordance with Section 3.03(b)(iv)(A), the closing of the purchase of the Membership Interest and LP Interest shall occur at the principal place of business of the Company no later than the 60th Day after the expiration of the last applicable period referred to in such Section 3.03(b)(iv)(A) (or, if later, the fifth Business Day after the receipt of all applicable Authorizations to the purchase), unless the Changing Member and, if applicable, its Affiliate and the Change Purchasing Members agree upon a different place or date. A Change Purchasing Member may assign its right to receive any Membership Interest or LP Interest to one or more Affiliates. At the closing, (I) the Changing Member shall execute and deliver to the Change Purchasing Members and/or their Affiliates, as applicable, (aa) an assignment of the Membership Interest and LP Interest, in form and substance reasonably acceptable to the Change Purchasing Members, containing a general warranty of title as to the Membership Interest and the LP Interest (including that the Membership Interest and the LP Interest are free and clear of all Encumbrances, other than those permitted under Section 3.03(c)(ii)) and (bb) any other instruments reasonably requested by the Change Purchasing Members to give effect to the purchase; and (II) the Change Purchasing Members shall deliver to the Changing Member and, if applicable, its Affiliate(s) in immediately available funds the purchase price provided for in Section 3.03(b)(iv)(A). The Sharing Ratios and Capital Accounts of the Members shall be deemed adjusted to reflect the effect of the purchase and Exhibit A shall be amended accordingly and to reflect any new Parent.

(v) Tax Termination. Notwithstanding anything to the contrary in this Agreement, a direct or indirect Disposition of a Membership Interest shall be made only with the consent of all Members if the Disposition would (a) cause a termination of the Company under Section 708 of the Code or (b) adversely affect the tax consequences of the Company or any Member.

(c) Encumbrances of Membership Interest or LP Interest. A Member may Encumber its Membership Interest or any LP Interest, or permit any of its Affiliates to Encumber any LP Interest, only if (i) the Member receives the consent of a Majority Interest of the non-Encumbering Members (calculated without reference to the Sharing Ratio of the Encumbering Member), which consent (as contemplated by Section 6.02(e)(ii)) may be granted or withheld in the Sole Discretion of each such other Member; and (ii) the instrument creating the Encumbrance must provide that any foreclosure of such Encumbrance (or Disposition in lieu of such foreclosure) must comply with the requirements of Section 3.03(a) and (b).

3.04 Creation of Additional Membership Interests. Additional Membership Interests may be created and issued to existing Members or to other Persons, and such other Persons may be admitted to the Company as Members, with the consent of a Majority Interest, on such terms and conditions as a Majority Interest may determine at the time of admission. The terms of admission or issuance must specify the applicable Sharing Ratios and may provide for the creation of different classes or groups of Members having different rights, powers and duties. Any such admission is effective only after the new Member has executed and delivered to the Members an instrument containing the notice address of the new Member, the Assignee’s ratification of this Agreement and agreement to be bound by it, and its confirmation that the representations and warranties in Section 3.02 are true and correct with respect to it. The provisions of this Section 3.04 shall not apply to Dispositions of Membership Interests and LP Interests or admissions of Assignees in connection therewith, such matters being governed by Section 3.03(a) and (b).

3.05 Access to Information. Each Member shall be entitled to receive any information that it may request concerning the Company and the Partnership; provided, however, that this Section 3.05 shall not obligate the Company, the Management Committee, or the Operator to create any information that does not already exist at the time of such request (other than to convert existing information from one medium to another, such as providing a printout of information that is stored in a computer database). Each Member shall also have the right, upon reasonable notice, and at all reasonable times during usual business hours to inspect the properties of the Company and the Partnership and to audit, examine and make copies of the books of account and other records of the Company and the Partnership. This right may be exercised through any agent or employee of a Member designated in writing by it or by an independent public accountant, engineer, attorney or other consultant so designated. The Member making the request shall bear all costs and expenses incurred in any inspection, examination or audit made on that Member’s behalf. The Members agree to cooperate reasonably, and to cause their respective independent public accountants, engineers, attorneys or other consultants to cooperate reasonably, in connection with any such request. Confidential Information obtained under this Section 3.05 shall be subject to the provisions of Section 3.06.

3.06 Confidential Information.

(a) Except as permitted by Section 3.06(b), (i) each Member shall, and shall cause its Affiliates to, keep confidential all Confidential Information and shall not disclose any Confidential Information to any Person, including any of its Affiliates, and (ii) each Member shall use the Confidential Information only in connection with the Facilities, the Company and the Partnership.

(b) Notwithstanding Section 3.06(a), but subject to the other provisions of this Section 3.06, a Member or, where applicable, its Affiliates, may make the following disclosures and uses of Confidential Information:

(i) disclosures to another Member, the Operator or any other Person retained by the Company or the Partnership in connection with the Company or the Partnership;

(ii) disclosures and uses that are approved by the Management Committee;

(iii) disclosures that may be required from time to time to obtain requisite Authorizations or financing for the Facilities, if the disclosures are approved by the Management Committee;

(iv) disclosures to an Affiliate of that Member, including the directors, officers, employees, agents and advisors of that Affiliate, provided the Member shall cause that Affiliate to abide by the terms of this Section 3.06, and special care shall be taken to restrict such disclosures in any case where that Affiliate is or may become a customer under a Storage Agreement or an “Marketing Affiliate” (as defined in the FERC’s Standards of Conduct for Transmission Providers, 18 C.F.R. Part 358, Section 358.3(k));

(v) disclosures to the Parent of that Member, including the directors, officers, employees, agents and advisors of that Parent, but that Parent shall be subject to the terms of this Section 3.06;

(vi) disclosures to a Person that is not a Member or an Affiliate of a Member, if that Person has been retained by a Member or an Affiliate of a Member to provide services in connection with the Company or the Partnership and has agreed to abide by the terms of this Section 3.06;

(vii) disclosures to a bona-fide potential direct or indirect purchaser of that Member’s Membership Interest, if that potential purchaser has agreed to abide by the terms of this Section 3.06;

(viii) disclosures required, with respect to a Member or an Affiliate of a Member, pursuant to (A) the Securities Act and the rules and regulations promulgated thereunder, (B) the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, (C) any state securities Laws or (D) any national securities exchange or automated quotation system; and

(ix) disclosures that a Member is legally compelled to make by deposition, interrogatory, request for documents, subpoena, civil investigative demand, order of a court of competent jurisdiction or similar process or otherwise by Law; provided, however, that, prior to any such disclosure, such Member shall, to the extent legally permissible:

(A) provide the Management Committee with prompt notice of such requirements so that one or more of the Members may seek a protective order or other appropriate remedy or waive compliance with the terms of this Section 3.06(b)(ix);

(B) consult with the Management Committee on the advisability of taking steps to resist or narrow such disclosure; and

(C) cooperate with the Management Committee and with the other Members in any attempt one or more of them may make to obtain a protective order or other appropriate remedy or assurance that confidential treatment will be afforded the Confidential Information; and in the event such protective order or other remedy is not obtained, or the other Members waive compliance with the provisions of this Agreement, that Member agrees (I) to furnish only that portion of the Confidential Information that, in the opinion of the Member’s counsel, the Member is legally required to disclose, and (II) to exercise all reasonable efforts to obtain assurance that confidential treatment will be accorded the Confidential Information.

(c) Each Member shall take, and shall cause its Affiliates to take, such precautionary measures as may be required to ensure (and such Member shall be responsible for) compliance with this Section 3.06 by any of its Affiliates, and its and their directors, officers, employees and agents, and other Persons to which it may disclose Confidential Information in accordance with this Section 3.06.

(d) Promptly after its Withdrawal, a Withdrawn Member shall destroy (and provide a certificate of destruction to the Company with respect to), or return to the Company, all Confidential Information in its possession. Notwithstanding the immediately preceding sentence, but subject to the other provisions of this Section 3.06, a Withdrawn Member may retain for a stated period, but not disclose to any other Person, Confidential Information for the limited purposes of (i) explaining that Member’s corporate decisions with respect to the Facilities or (ii) preparing such Member’s tax returns and defending audits, investigations and proceedings relating thereto; provided, however, that the Withdrawn Member must notify the Management Committee in advance of such retention and specify in such notice the stated period of such retention.

(e) The Members agree that no adequate remedy at law exists for a breach or threatened breach of any of the provisions of this Section 3.06, the continuation of which unremedied will cause the Company, the Partnership and the other Members to suffer irreparable harm. Accordingly, the Members agree that the Company and the other Members shall be entitled, in addition to other remedies that may be available to them, to immediate injunctive relief from any breach of any of the provisions of this Section 3.06 and to specific performance of their rights hereunder, as well as to any other remedies available at law or in equity, pursuant to Section 10.04.

(f) The obligations of the Members under this Section 3.06 (including the obligations of any Withdrawn Member) shall continue to bind any Person that has ceased to be a Member and shall terminate on the second anniversary of the end of the Term.

3.07 Liability to Third Parties. No Member or its Affiliates shall be liable for the debts, obligations or liabilities of the Company.

3.08 Use of Members’ Names and Trademarks. The Company, the Members, their Affiliates and the Partnership shall not use the name or trademark of any Member or its Affiliates in connection with public announcements regarding the Company and the Partnership, or marketing or financing activities of the Company and the Partnership, without the prior consent of such Member or Affiliate, which shall not be unreasonably withheld.

ARTICLE 4
CAPITAL CONTRIBUTIONS
4.01 Capital Contributions.

(a) On the Effective Date, each of Spectra and NJR will make a Capital Contribution (i) in cash equal to its Sharing Ratio times $1,040,000 and (ii) of its Sharing Ratio of a 1% interest in all of the rights and obligations set forth for Spectra Energy Transmission, LLC under the PSA, which shall be used to meet the Company’s obligations to contribute to the Partnership’s capital under the first sentence of Section 4.01(a) of the Partnership Agreement. After that time, the Management Committee whenever it determines appropriate, or the Operator whenever it determines funds are required in accordance with the Initial Facilities Plan or the Capital Budget or the Operating Budget (if any) then in effect, shall cause the Company, as general partner of the Partnership, to issue a “Capital Call” under Section 4.01(a) of the Partnership Agreement or require loans under Section 4.02(a) of the

Partnership Agreement; provided, however, that after the time the Company, as general partner of the Partnership, becomes obligated to seek third-party debt under Section 6.07(b), the Company may not issue a “Capital Call” under Section 4.01(a) of the Partnership Agreement or require loans under Section 4.02(a) of the Partnership Agreement to the extent that would cause the aggregate of the “Capital Contributions” under Section 4.01(a)(i) of the Partnership Agreement plus all such “Capital Calls” and loans under the Partnership Agreement to exceed $140,000,000. Whenever a “Capital Call” is issued under Section 4.01(a) of the Partnership Agreement, the Management Committee or the Operator shall issue a notice to each Member for the making of Capital Contributions (a “Capital Call”) in an aggregate amount equal to the Company’s obligation for the “Capital Call” under Section 4.01(a) of the Partnership Agreement. The Management Committee also may issue a Capital Call whenever it determines the Company needs additional funds. The aggregate of the Capital Contributions under Section 4.01(a)(i) plus all Capital Calls may not exceed $2,500,000. All amounts timely received by the Company under this Section 4.01 shall be credited to the respective Member’s Capital Account as of the specified date. Each of Spectra and NJR is entitled to a credit to its Capital Account equal to its Sharing Ratio times $50,000 on account of its contribution under Section 4.01(a)(ii).

(b) Each Capital Call shall contain the following information:

(i) The total amount of Capital Contributions required from all Members;

(ii) The amount of Capital Contribution required from the Member to which the notice is addressed, which amount must equal that Member’s Sharing Ratio of the total Capital Call;

(iii) The purpose for which the funds are to be applied in such reasonable detail as the Management Committee (or if applicable, the Operator) shall direct; and

(iv) The date on which payments of the Capital Contribution shall be made (which date shall not be sooner than the 30th Day following the date the Capital Call is given, unless a sooner date is approved by the Management Committee) (or if applicable, the Operator) and the method of payment, provided that the date and the method shall be the same for each of the Members.

(c) Each Member agrees that it shall make payments of its respective Capital Contributions in accordance with Capital Calls issued as provided in Section 4.01(a).

4.02 Loans. Rather than causing the Company, as general partner of the Partnership, to make “Capital Calls” under Section 4.01(a) of the Partnership Agreement, the Management Committee may cause the Company, as the general partner of the Partnership, to require loans from the Limited Partners as provided in Section 4.02(a) of the Partnership Agreement.

4.03 No Other Contribution Obligations. No Member shall be required or permitted to make any Capital Contributions to the Company except as provided in this Article 4.

4.04 Return of Contributions. Except as expressly provided in this Agreement, a Member is not entitled to the return of any part of its Capital Contributions or to be paid interest in respect of either its Capital Account or its Capital Contributions. An unrepaid Capital Contribution is not a liability of the Company or of any Member. A Member is not required to contribute or to lend any cash or property to the Company to enable the Company to return any Member’s Capital Contributions.

4.05 Capital Accounts.

(a) Each Member’s Capital Account shall be increased by (i) the amount of money contributed by that Member to the Company, (ii) the fair market value of property contributed by that Member to the Company (net of liabilities secured by such contributed property that the Company is considered to assume or take subject to under Section 752 of the Code), and (iii) allocations to that Member of Company income and gain (or items thereof), including income and gain exempt from tax and income and gain described in Treasury Regulation § 1.704-1(b)(2)(iv)(g), but excluding income and gain described in Treasury Regulation § 1.704-1(b)(4)(i), and shall be decreased by (iv) the amount of money distributed to that Member by the Company, (v) the fair market value of property distributed to that Member by the Company (net of liabilities secured by such distributed property that such Member is considered to assume or take subject to under Section 752 of the Code), (vi) allocations to that Member of expenditures of the Company described (or treated as described) in Section 705(a)(2)(B) of the Code, and (vii) allocations of Company loss and deduction (or items thereof), including loss and deduction described in Treasury Regulation § 1.704-1(b)(2)(iv)(g), but excluding items described in (vi) above and loss or deduction described in Treasury Regulation § 1.704-1(b)(4)(i) or 1.704-1(b)(4)(iii). The Members’ Capital Accounts shall also be maintained and adjusted as permitted by the provisions of Treasury Regulation § 1.704-1(b)(2)(iv)(f) and as required by the other provisions of Treasury Regulation §§ 1.704-1(b)(2)(iv) and 1.704-1(b)(4), including adjustments to reflect the allocations to the Members of depreciation, depletion, amortization, and gain or loss as computed for book purposes rather than the allocation of the corresponding items as computed for tax purposes, as required by Treasury Regulation § 1.704-1(b)(2)(iv)(g). Thus, the Members’ Capital Accounts shall be increased or decreased to reflect a revaluation of the Company’s property on its books based on the fair market value of the Company’s property on the date of adjustment (as determined pursuant to Section 4.05(b)), immediately prior to (A) the contribution of money or other property to the Company by a new or existing Member as consideration for a Membership Interest or an increased Sharing Ratio (including any contribution under Section 4.06(c)), (B) the distribution of money or other property by the Company to a Member as consideration for a Membership Interest, or (C) the liquidation of the Company. A Member who has more than one Membership Interest shall have a single Capital Account that reflects all such Membership Interests, regardless of the class of Membership Interests owned by such Member and regardless of the time or manner in which such Membership Interests were acquired. Upon the Disposition of all or a portion of a Membership Interest, the Capital Account of the Disposing Member that is attributable to that Membership Interest shall carry over to the Assignee in accordance with the provisions of Treasury Regulation § 1.704-1(b)(2)(iv)(l). The Capital Accounts shall not be deemed to be, nor have the same meaning as, the capital account of the Company under the Natural Gas Act.

(b) Whenever the fair market value of the Company’s property is required to be determined pursuant to the third and fourth sentences of Section 4.05(a), the Operator shall propose such a fair market value in a notice to the Members. If any Member wishes to disagree with the determination, that Member shall notify the Members of such disagreement on or before the 10th Business Day after receiving such notice. If that Dispute is not resolved on or before the fifth Business Day after that notice, any Member may submit that Dispute to binding arbitration by delivering an Arbitration Notice. All of the provisions of Article 11 shall apply to such arbitration, with the following exceptions: (i) the Arbitrator shall be an appraiser or investment banking firm having expertise in the valuation of natural gas storage facilities; (ii) the 20-Day period in Section 11.03(b) shall be a five-Business Day period; and (iii) the 90-Day period in Section 11.04 shall be a 20-Day period.

4.06 Failure to Make a Capital Contribution.

(a) General. If any Member fails to make a Capital Contribution when required in a Capital Call under Section 4.01 of this Agreement (each such Member being a “Non-Contributing Member”), then, provided the failure has not been cured, the Members that have contributed their Capital Contributions and that are not, and none of whose Affiliates are, Non-Contributing Partners under the Partnership Agreement (each, a “Contributing Member”) may (without limitation as to other remedies that may be available) at any time after the 10th Day after the date the Capital Contribution was due elect to:

(i) treat the Non-Contributing Member’s failure to contribute as a Default by giving notice to the Non-Contributing Member, in which event the provisions of this Agreement regarding the commission of a Default by a Member shall apply; or

(ii) pay the portion of the Capital Contribution owed and unpaid by the Non-Contributing Member (the “Additional Contribution”), in which event the Contributing Members that elect to fund the Non-Contributing Members’ share (the “Additional Contribution Members”) may treat the contribution as one of: (A) a Capital Contribution resulting in the Additional Contribution Members receiving a Priority Interest under Section 4.06(b), or (B) a permanent capital contribution that results in an adjustment of Membership Interests under Section 4.06(c), as determined by the Additional Contribution Members as set forth below.

No Contributing Member shall be obligated to elect either (i) or (ii) above. The decision of the Contributing Members to elect (i) or (ii) above shall be made by the determination of the Contributing Members holding the majority of the Sharing Ratios of all Contributing Members. The decision of the Additional Contribution Members to elect (ii)(A) or (ii)(B) above shall be made by the determination of the Additional Contribution Members holding the majority of the Sharing Ratios of all Additional Contribution Members. If the election has not been made on or before the 30th Day after the date the funds were paid by the Non-Contributing Member(s), payment of the Additional Contribution shall be treated as a Priority Interest under Section 4.06(a)(ii)(A).

(b) Priority Interest. If the Additional Contribution Members elect to treat the payment of Additional Contribution as a contribution for which the Additional Contribution Members receive a Priority Interest, then the following shall apply:

(i) Each Additional Contribution Member shall receive a Priority Interest in the distributions from the Company that would otherwise be due and payable to the Non-Contributing Member(s). The Priority Interest received by each Additional Contribution Member shall be in the proportion that the amount of the Additional Contribution paid by that Additional Contribution Member bears to the amount of the Additional Contributions made by all Additional Contribution Members (each Additional Contribution Member’s percentage share of the Priority Interests shall be its “Priority Interest Sharing Ratio”). All distributions from the Company that would otherwise be due and payable to the Non-Contributing Member(s) instead shall be paid to the Additional Contribution Members in accordance with their respective Priority Interest Sharing Ratio and no distribution shall be made from the Company to any Non-Contributing Member until all Priority Interests have terminated. The Priority Interest shall terminate with respect to an Additional Contribution Member when that Additional Contribution Member has received either through the distributions it receives under its Priority Interest or through payment(s) to it by the Non-Contributing Member(s) (which payment(s) may be made by the Non-Contributing Member(s) at any time) of an amount equal to the Additional Contribution made by such Member, plus a return thereon of fourteen percent (14%) per annum (compounded monthly on the outstanding balance). For the purpose of making this calculation, all amounts received by an Additional Contribution Member shall be deemed to be applied first against a return on, and then to the amount of, the Additional Contribution. For purposes of maintaining Capital Accounts, any amount paid by a Non-Contributing Member to a Contributing Member to reduce and/or terminate a Priority Interest shall be treated as though such amount were contributed by the Non-Contributing Member to the Company and thereafter distributed by the Company to the Contributing Member with respect to its Priority Interest.

(ii) The Priority Interests shall not alter the Sharing Ratios, nor shall the Priority Interests alter any distributions to the Contributing Members (in their capacity as Contributing Members, as opposed to their capacity as Additional Contribution Members) in accordance with their respective Sharing Ratios. Notwithstanding any provision in this Agreement to the contrary, a Member may not dispose of all or a portion of its Priority Interest except to a Person to which it Disposes all or the applicable pro rata portion of its Membership Interest and its or its Affiliates’ LP Interest after compliance with the requirements of this Agreement for the Disposition.

(iii) For so long as any Additional Contribution Member holds a Priority Interest (or it or any of its Affiliates that is an “Additional Contribution Partner” holds a “Priority Interest,” as those terms are defined in the Partnership Agreement), neither any Non-Contributing Member nor its Representative (except for a Non-Contributing Member that has paid to the Additional Contribution Member(s) all of the amount of the Additional Contribution attributable to such Non-Contributing Member in accordance with Section 4.06(b)(i)) shall have the right to vote its Membership Interest (or Sharing Ratio) under the Agreement with respect to any decision regarding distributions from the Company, and any distribution to which such Non-Contributing Member is entitled shall be paid to the Additional Contribution Members in respect of the Priority Interest.

(iv) No Member that is a Non-Contributing Member may Dispose of its Membership Interest unless, at the closing of the Disposition, either the Non-Contributing Member or the proposed Assignee pays the amount necessary to terminate the Priority Interest arising from such Non-Contributing Member’s failure to contribute. No Assignee shall be admitted to the Company as a Member until compliance with this Section 4.06(b)(iv) has occurred.

(c) Permanent Contribution. Subject to Section 4.06(a), if the Additional Contribution Members elect under Section 4.06(a) to have the Additional Contribution treated as a permanent capital contribution, then each Additional Contribution Member that funds a portion of the Additional Contribution shall have its capital account increased accordingly and the Members’ Membership Interests and Sharing Ratios will be automatically adjusted to equal each Member’s total Capital Contributions when expressed as a percentage of all Members’ Capital Contributions.

(d) Further Assurance. In connection with this Section 4.06, each Member shall execute and deliver any additional documents and instruments and perform any additional acts that may be necessary or appropriate to effectuate and perform the provisions of this Section 4.06.

ARTICLE 5
DISTRIBUTIONS AND ALLOCATIONS

5.01 Distributions. On or before the 30th Day following the end of each Quarter, the Management Committee shall review and determine the amount of Available Cash with respect to that Quarter and shall direct that the Company distribute an amount equal to 100% of Available Cash with respect to that Quarter. That amount shall, subject to Section 18-607 of the Act, be distributed in accordance with this Article 5 to the Members (other than a Breaching Member) in proportion to their respective Sharing Ratios (at the time the distributions are made).

5.02 Distributions on Dissolution and Winding Up. Upon the winding up of the Company, after adjusting the Capital Accounts for all distributions made under Section 5.01 and all allocations under Article 5, all available proceeds distributable to the Members as determined under Section 11.02 shall be distributed to all of the Members (other than a Breaching Member) pro rata in accordance with the Members’ positive Capital Account balances.

5.03 Withholding. The Company is authorized to withhold from distributions to a Member and to pay over to a federal, state, local or non-United States government, any amounts required to be withheld pursuant to the Code, or any provisions of any other federal, state, local or non-United States law. Any amounts so withheld shall be treated as having been distributed to the applicable Member for all purposes of this Agreement and shall be offset against the current or next amounts otherwise distributable to the applicable Member.

5.04 Allocations.

(a) After giving effect to the special allocations set forth in Sections 5.05 and 5.06, for purposes of maintaining the Capital Accounts pursuant to Section 4.05 and for income tax purposes, except as provided in Section 5.03(b) and (c), each item of income, gain, loss, deduction and credit of the Company shall be allocated to the Members in accordance with their respective Sharing Ratios.

(b) With respect to each period during which a Priority Interest is outstanding, each Additional Contribution Member shall be allocated items of income and gain in an amount equal to the return that accrues with respect to that Additional Contribution Member’s Additional Contribution pursuant to Section 4.06(b)(i), and items of income and gain that would otherwise be allocable to the Non-Contributing Member(s) shall be correspondingly reduced.

(c) For income tax purposes, income, gain, loss, and deduction with respect to property contributed to the Company by a Member or revalued pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(f) shall be allocated among the Members in a manner that takes into account the variation between the adjusted tax basis of such property and its book value, as required by Section 704(c) of the Code and Treasury Regulation Section 1.704-1(b)(4)(i). These allocations shall be made in such manner and utilizing such permissible tax election as are determined by the Tax Matters Member.

5.05 Special Allocations. The following special allocations shall be made in the following order:

(a) Company Minimum Gain Chargeback. Except as otherwise provided in Treasury Regulation Section 1.704-2(f), notwithstanding any other provision of this Article 5, if there is a net decrease in Company Minimum Gain during any fiscal year, each Member shall be specially allocated items of Company income and gain for such fiscal year (and, if necessary, subsequent fiscal years) in an amount equal to such Member’s share of the net decrease in Company Minimum Gain, determined in accordance with Treasury Regulation Section 1.704-2(g). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto. The items to be so allocated shall be determined in accordance with Treasury Regulation Sections 1.704-2(f)(6) and 1.704-2(j)(2). This Section 5.05(a) is intended to comply with the partnership minimum gain chargeback requirement in Treasury Regulation Section 1.704-2(f) and shall be interpreted and applied consistently therewith.

(b) Member Minimum Gain Chargeback. Except as otherwise provided in Treasury Regulation Section 1.704-2(i)(4), notwithstanding any other provision of this Article 5, if there is a net decrease in Member Minimum Gain attributable to a Member Nonrecourse Debt during any fiscal year, any Member with a share of that Member Minimum Gain attributable to such a Member Nonrecourse Debt (as determined under Treasury Regulation Section 1.704-2(i)(5)) as of the beginning of the year shall be allocated items of Company income and gain for such fiscal year (and, if necessary, subsequent fiscal years) in an amount equal to such Member’s share of the net decrease in Member Minimum Gain, determined in accordance with Treasury Regulation Section 1.704-2(i)(4). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto. The items to be so allocated shall be determined in accordance with Treasury Regulation Sections 1.704-2(f)(6) and 1.704-2(j)(2). This Section 5.05(b) is intended to comply with the partner minimum gain chargeback requirements in the Treasury Regulations and shall be interpreted and applied consistently therewith.

(c) Qualified Income Offset. In the event any Member unexpectedly receives any adjustments, allocations, or distributions described in Treasury Regulation Sections 1.704-1(b)(2)(ii)(d)(4), (5), or (6), items of Company income and gain shall be specially allocated to such Member in an amount and manner sufficient to eliminate, to the extent required by the Treasury Regulations, the Adjusted Capital Account Deficit as quickly as possible; provided, however, that an allocation pursuant to this Section 5.05(c) shall be made only if and to the extent that such Member would have an Adjusted Capital Account Deficit after all other allocations provided in this Article 5 have been tentatively made as if this Section 5.05(c) were not in this Agreement. This Section 5.05(c) is intended to comply with the qualified income offset provision in Treasury Regulation Section 1.704-1(b)(2)(ii)(d) and shall be interpreted and applied consistently therewith.

(d) Gross Income Allocation. In the event any Member has a deficit Capital Account at the end of any fiscal year that is in excess of the amount that such Member is deemed to be obligated to restore pursuant to the penultimate sentences of Treasury Regulation Sections 1.704-2(g)(1) and 1.704-2(i)(5), each such Member shall be specially allocated items of Company income and gain in an amount and manner sufficient to eliminate such deficit as quickly as possible; provided, however, that an allocation pursuant to this Section 5.05(d) shall be made only if and to the extent that such Member would have a deficit Capital Account in excess of such sum after all other allocations provided in this Article 5 have been tentatively made as if Section 5.05(c) and this Section 5.05(d) were not in this Agreement.

(e) Nonrecourse Deductions. Nonrecourse Deductions for any fiscal year shall be specially allocated to the Members in the manner determined by the Tax Matters Partner and each Member’s share of excess Nonrecourse Debt shall be in the same manner.

(f) Member Nonrecourse Deductions. Member Nonrecourse Deductions for any fiscal year shall be specially allocated to the Member who bears the economic risk of loss with respect to the Member Nonrecourse Debt to which such Member Nonrecourse Deductions are attributable in accordance with Treasury Regulation Section 1.752-2. If more than one Member bears the economic risk of loss for a Member Nonrecourse Debt, any Member Nonrecourse Deductions attributable to that Member Nonrecourse Debt shall be allocated among the Members according to the ratio in which they bear the economic risk of loss.

5.06 Curative Allocations. The allocations set forth in Section 5.05 (the “Regulatory Allocations”) are intended to comply with certain requirements of the Treasury Regulations. It is the intent of the Members that, to the extent possible, all Regulatory Allocations shall be offset either with other Regulatory Allocations or with special allocations of other items of Company income, gain, loss or deduction pursuant to this Section 5.06. Therefore, notwithstanding any other provision of this Agreement, the Regulatory Allocations shall be taken into account in allocating items of Company income, gain, loss and deduction among the Members so that, to the extent possible, the net amount of such allocations of other items and the Regulatory Allocations to each Member shall be equal to the net amount that would have been allocated to each such Member pursuant to Section 5.01 if the Regulatory Allocations had not occurred.

5.07 Varying Interests. All items of income, gain, loss, deduction or credit shall be allocated, and all distributions shall be made, to the Persons shown on the records of the Company to have been Members as of the last calendar day of the period for which the allocation or distribution is to be made. Notwithstanding the foregoing, if during any taxable year there is a change in any Member’s Sharing Ratio, the Members agree that their allocable shares of items for the taxable year shall be determined on any method determined by the Management Committee to be permissible under Code Section 706 and the related Treasury Regulations to take account of the Members’ varying Sharing Ratios.

ARTICLE 6
MANAGEMENT

6.01 Generally. The management of the Company is fully vested in the Members. To facilitate the orderly and efficient management of the Company, the Members shall act (a) collectively as a the “Management Committee” as provided in Section 6.02, and (b) through the delegation of certain duties and authority to the Operator and the Officers. Subject to the express provisions of this Agreement, each Member agrees that it will not exercise its authority under the Act to bind or commit the Company or the Partnership to agreements, transactions or other arrangements, or to hold itself out as an agent of the Company or the Partnership.

6.02 Management Committee. Decisions or actions taken by the Management Committee in accordance with the provisions of this Agreement shall constitute decisions or actions by the Company and shall be binding on each Member, Representative, Officer and employee of the Company. The Management Committee shall conduct its affairs in accordance with the following provisions and the other provisions of this Agreement:

(a) Representatives.

(i) Designation. To facilitate the orderly and efficient conduct of Management Committee meetings, each Member shall notify the other Members, from time to time, of the identity of (A) one of its officers, employees or agents who will represent it at meetings (a “Representative”), and (B) one of its officers, employees or agents who will represent it at any meeting that the Member’s Representative is unable to attend (“Alternate Representative”). (The term “Representative” shall also refer to any Alternate Representative that is actually performing the duties of the applicable Representative.). The initial Representative and Alternate Representative of each Member are set forth in Exhibit A. A Member may designate a different Representative or Alternate Representative for any meeting of the Management Committee by notifying each of the other Members on or before the third Business Day prior to the scheduled date for that meeting; provided, however, that if giving that advance notice is not feasible, then the new Representative or Alternate Representative shall present written evidence of his or her authority at the commencement of such meeting.

(ii) Authority. Each Representative shall have the full authority to act on behalf of the Member that designated that Representative; the action of a Representative at a meeting (or through a written consent) of the Management Committee shall bind the Member that designated that Representative; and the other Members shall be entitled to rely upon such action without further inquiry or investigation as to the actual authority (or lack thereof) of that Representative. In addition, the act of an Alternate Representative shall be deemed the act of the Representative for which that Alternate Representative is acting, without the need to produce evidence of the absence or unavailability of such Representative.

(iii) DISCLAIMER OF DUTIES; INDEMNIFICATION. EACH REPRESENTATIVE SHALL REPRESENT, AND OWE DUTIES TO, ONLY THE MEMBER THAT DESIGNATED THE REPRESENTATIVE (THE NATURE AND EXTENT OF SUCH DUTIES BEING AN INTERNAL AFFAIR OF THE MEMBER), AND NOT TO THE COMPANY, THE PARTNERSHIP, ANY OTHER MEMBER OR REPRESENTATIVE OR ANY OFFICER OR EMPLOYEE OF THE COMPANY OR THE PARTNERSHIP. THE PROVISIONS OF SECTION 6.02(e)(iii) SHALL ALSO INURE TO THE BENEFIT OF EACH MEMBER’S REPRESENTATIVE. THE COMPANY SHALL INDEMNIFY, PROTECT, DEFEND, RELEASE AND HOLD HARMLESS EACH REPRESENTATIVE FROM AND AGAINST ANY CLAIMS ASSERTED BY OR ON BEHALF OF ANY PERSON (INCLUDING ANOTHER MEMBER), OTHER THAN THE MEMBER THAT DESIGNATED THE REPRESENTATIVE, THAT ARISE OUT OF, RELATE TO OR ARE OTHERWISE ATTRIBUTABLE TO, DIRECTLY OR INDIRECTLY, THE REPRESENTATIVE’S SERVICE ON THE MANAGEMENT COMMITTEE.

(iv) Attendance. Each Member shall use all reasonable efforts to cause its Representative or Alternate Representative to attend each meeting of the Management Committee, unless its Representative is unable to do so because of a “force majeure” event or other event beyond his reasonable control, in which event that Member shall use all reasonable efforts to cause its Representative or Alternate Representative to participate in the meeting by telephone pursuant to Section 6.02(g).

(b) Procedures. The Management Committee shall maintain written minutes of each of its meetings, which shall be submitted for approval within 10 Days after each meeting. The Management Committee may adopt whatever rules and procedures relating to its activities as it may deem appropriate, provided that such rules and procedures shall not be inconsistent with or violate the provisions of this Agreement.

(c) Time and Place of Meetings. The Management Committee shall meet quarterly, subject to more or less frequent meetings upon approval of the Management Committee, at such times and places as the Representatives may agree. Special meetings of the Management Committee may be called at such times, and in such manner, as any Member deems necessary. Any Member calling for any such special meeting shall notify all other Members of the date and agenda for such meeting on or before the fifth Day prior to the date of such meeting. This five-Day period may be shortened by unanimous vote of the Management Committee. All meetings of the Management Committee shall be held at Spectra’s address as provided on Exhibit A or such other location as the Members may agree. Attendance of a Member’s Representative at a meeting of the Management Committee shall constitute a waiver of notice of that meeting, except where the Representative attends the meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting is not lawfully called or convened.

(d) Quorum. The presence of a Majority Interest shall constitute a quorum for the transaction of business at any meeting of the Management Committee.

(e) Voting.

(i) Voting by Sharing Ratios; Voting Thresholds. Except as provided otherwise in this Agreement, voting shall be according to the Members’ respective Sharing Ratios. Except as otherwise provided in this Agreement, the vote of one or more Members holding among them at least a majority of the Sharing Ratios (a “Majority Interest”) shall constitute the action of the Management Committee.

(ii) DISCLAIMER OF DUTIES. WITH RESPECT TO ANY VOTE, CONSENT OR APPROVAL AT ANY MEETING OF THE MANAGEMENT COMMITTEE OR OTHERWISE UNDER THIS AGREEMENT, EACH MEMBER OR ITS REPRESENTATIVE MAY GRANT OR WITHHOLD ITS VOTE, CONSENT OR APPROVAL IN ITS SOLE DISCRETION. THE PROVISIONS OF THIS SECTION 6.02(e)(ii) SHALL APPLY NOTWITHSTANDING THE NEGLIGENCE, GROSS NEGLIGENCE, WILLFUL MISCONDUCT, STRICT LIABILITY OR OTHER FAULT OR RESPONSIBILITY OF A MEMBER OR ITS REPRESENTATIVE.

(iii) Exclusion of Certain Members and Their Sharing Ratios. With respect to any vote, consent or approval, any Breaching Member or Withdrawn Member shall be excluded from such decision (as contemplated by Section 9.03(c)), and the Sharing Ratio of such Breaching Member or Withdrawn Member shall be disregarded in calculating the voting thresholds in Section 6.02(e)(i). In addition, if any other provision of this Agreement provides that a Majority Interest is to be calculated without reference to the Sharing Ratio of a particular Member, then the applicable voting threshold, including the number of Members required, in Section 6.02(e)(i) shall be deemed adjusted accordingly.

(f) Action by Written Consent. Any action required or permitted to be taken at a meeting of the Management Committee may be taken without a meeting, without prior notice, and without a vote if a consent or consents in writing, setting forth the action so taken, is signed by all Members.

(g) Meetings by Telephone. Members may participate in and hold any meeting by means of conference telephone, videoconference or similar communications equipment by means of which all persons participating in the meeting can hear each other. Participation in a meeting shall constitute presence in person at the meeting, except where a Member participates in the meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting is not lawfully called or convened.

(h) Matters Requiring Management Committee Approval. Except as expressly provided elsewhere in this Agreement, none of the following actions may be taken by, or on behalf of, the Company, for itself or on behalf of the Partnership, without first obtaining the vote of the Management Committee described below:

(i) 90% Interest. The following actions shall require the approval of Members whose sharing Ratios total at least 90%:

(A) causing or permitting the Company or the Partnership to become Bankrupt (but this provision shall not be construed to require any Member to ensure the profitability or solvency of the Company or the Partnership);

(B) conducting, or authorizing the Partnership to conduct, any activity or business that may generate income for federal income tax purposes that may not be “qualifying income” (as such term is defined pursuant to Section 7704 of the Code);

(C) any other action that, pursuant to an express provision of this Agreement, requires the approval of a 90% Interest;

(D) authorizing the Partnership to enter into any contracts with an Affiliate of any Member if the contract (other than a Storage Agreement conforming with any applicable tariff) is for a nominal value in excess of $250,000, or otherwise on terms that are not arm’s length;

(E) the Disposition or abandonment of all or substantially all of the assets of the Company or the Partnership; or

(F) causing or permitting the Company or the Partnership to merge with, or consolidate or convert into, any other entity.

(ii) Majority Interest. A Majority Interest shall be required to approve:

(A) causing the Company to take any action as general partner of the Partnership, including any right or power of the Company under the Partnership Agreement;

(B) the amount of Available Cash with respect to each Quarter;

(C) approving or amending the annual Capital Budget and Operating Budget for the Partnership (with it being understood that the latest approved Capital Budget or Operating Budget shall be used, and deemed approved, for any subsequent period until the new Capital Budget or Operating Budget (as applicable) for that period is so approved), including the parameters under which the Operator and the Officers are authorized to expend Partnership funds without further Management Committee approval; provided, however, that the Initial Facilities Plan shall serve as the Capital Budget until a Capital Budget is adopted;

(D) any Capital Call under Section 4.01 or loan under Section 4.02;

(E) any additions to or expansion of the Facilities;

(F) engaging any engineer, auditor, attorney or other consultant or adviser; or

(G) modifying the Initial Facilities Plan.

(i) Subcommittees. The Management Committee may create such subcommittees, and delegate to such subcommittees such authority and responsibility, and rescind any such delegations, as it may deem appropriate.

(j) Officers. The Management Committee may designate one or more Persons to be officers of the Company or cause the Company, as general partner of the Partnership, to designate one or more Persons as officers of the Partnership (each an “Officer”). Any Officers so designated shall have such titles and, subject to the other provisions of this Agreement, have such authority and perform such duties as the Management Committee may delegate to them and shall serve at the pleasure of the Management Committee and report to the Management Committee.

(k) Initial Actions.  Notwithstanding the foregoing, the Members authorize Spectra, on behalf of the Company (for itself or as general partner of the Partnership), to take the following actions, including the execution and delivery of all appropriate documents and instruments to effect the following actions:

(i) file or cause to be filed the certificate of limited partnership of the Partnership;

(ii) qualify the Company as a foreign limited liability company and the Partnership as a foreign limited partnership in the Commonwealth of Pennsylvania and any other jurisdiction where that qualification is necessary or appropriate;

(iii) obtain a taxpayer identification number of each of the Company and the Partnership;

(iv) open the initial bank accounts of the Company and the Partnership;

(v) take all actions and execute and deliver all documents necessary or appropriate to effect the contributions described in Section 4.01(a)(ii) of this Agreement and Section 4.01(a)(ii) of the Partnership Agreement; and

(vi) take all actions and execute and deliver all documents, certificates and other instruments necessary or appropriate in connection with the Closing under the PSA.

6.03 Operations and Management Agreement. The Management Committee shall cause the Company to enter into the O&M Agreement with the Operator and the Partnership at the same time as the Partnership enters into it. From the Effective Date until the O&M Agreement is executed and delivered as provided in this Section 6.03, the Members authorize the Operator to take all actions this Agreement contemplates the Operator will perform.

6.04 Conflicts of Interest.

(a) Until the end of the Term, the Members shall not, and shall cause their Affiliates not to, develop, construct, own, acquire or operate natural gas storage facilities or oil or gas exploration or production within the area identified on Exhibit C to this Agreement. The provisions of this Section 6.04(a) shall continue to bind a Withdrawn Member and its Affiliates until the third anniversary of such Withdrawal, but not thereafter. The Members agree that the provisions of this Section 6.04(a) are necessary (A) to further the purposes, business and activities of the Partnership, and (B) to protect confidential and proprietary information regarding the Partnership, to which the Members will have access pursuant to this Agreement. The Members agree that no adequate remedy at law exists for a breach or threatened breach of any of the provisions of this Section 6.04(a), the continuation of which unremedied will cause the Partnership and the other Members to suffer irreparable harm. Accordingly, the Members agree that the Partnership and the other Members shall be entitled, in addition to other remedies that may be available to them, to immediate injunctive relief from any breach of any of the provisions of this Section 6.04(a) and to specific performance of their rights hereunder, as well as to any other remedies available at law or in equity, pursuant to Section 10.04.

(b) Subject to Section 6.04(a), a Member or an Affiliate of a Member may engage in and possess interests in other business ventures of any and every type and description, independently or with others, including ones in competition with the Partnership or the Company and specifically including natural gas storage and oil and gas exploration and production, with no obligation to offer to the Partnership, the Company, any other Member or any Affiliate of another Member the right to participate therein. Subject to Sections 6.04(a), the Partnership or the Company may transact business with any Member or Affiliate of a Member, provided the terms of those transactions are approved by the Management Committee or expressly contemplated by this Agreement or the O&M Agreement. Without limiting the generality of the foregoing, the Members recognize and agree that their respective Affiliates currently, or in the future may, engage in various activities involving natural gas and electricity marketing and trading (including futures, options, swaps, exchanges of future positions for physical deliveries and commodity trading), gathering, processing, storage, transportation and distribution, electric generation, development and ownership, as well as other commercial activities related to natural gas and that these and other activities by Members’ Affiliates may be based on natural gas that is stored in the Facilities or otherwise made possible or more profitable by reason of the Partnership’s activities (herein referred to as “Affiliate’s Outside Activities”). Subject to Sections 6.04(a), (i) no Affiliate of a Member shall be restricted in its right to conduct, individually or jointly with others, for its own account any Affiliate’s Outside Activities, and (ii) no Member or its Affiliates shall have any duty or obligation, express or implied, fiduciary or otherwise, to account to, or to share the results or profits of such Affiliate’s Outside Activities with, the Partnership, the Company, any other Member or any Affiliate of any other Member, by reason of such Affiliate’s Outside Activities. The provisions of this Section 6.04(b) constitute an agreement to modify or eliminate fiduciary duties pursuant to the provisions of Section 18-1101 of the Act.

6.05 Indemnification for Breach of Agreement. Each Member shall indemnify, protect, defend, release and hold harmless each other Member, its Representative, its Affiliates, and its and their respective directors, officers, trustees, employees and agents from and against any Claims asserted by or on behalf of any Person (including another Member) that result from a breach by the indemnifying Member of this Agreement or the Partnership Agreement; provided, however, that this Section 6.05 shall not (a) apply to any Claim or other matter for which a Member (or its Representative) has no liability or duty, or is indemnified or released, pursuant to Section 6.02(a)(iii), 6.02(e)(ii) or 6.04 or pursuant to the terms of any Storage Agreements or (b) hold the indemnified Person harmless from special, consequential or exemplary damages, except in the case where the indemnified Person is legally obligated to pay such damages to another Person.

6.06 General Regulatory Matters. Each Member shall:

(a) cooperate fully with the Company, the Partnership, the Management Committee and the Operator in securing appropriate Authorizations for the development, construction and operation of the Facilities, including supporting all applications to the Governmental Authorities, and in connection with any reports prescribed by any other Governmental Authority having jurisdiction over the Company or the Partnership;

(b) join in any eminent domain takings by the Partnership, to the extent, if any, required by Law;

(c) devote such efforts as shall be reasonable and necessary to develop and promote the Facilities for the benefit of the Partnership, taking into account the Member’s Sharing Ratio, resources and expertise; and

(d) cooperate fully with the Company, the Partnership, the Management Committee and the Operator to ensure compliance with FERC Standards of Conduct, if applicable.

6.07 Initial Facilities.

(a) The Company, as general partner of the Partnership, shall cause the Partnership to develop and construct the Initial Facilities in accordance with the plan on Exhibit D, subject to such changes as the Management Committee may adopt from time to time (the “Initial Facilities Plan”).

(b) The Company, as general partner of the Partnership, shall seek third-party debt for the Partnership to complete the Initial Facilities after receipt of appropriate FERC or state Authorizations and the execution and delivery of Storage Agreements for firm storage of at least 70% of the storage capacity of the Initial Facilities for an average period of at least 10 years or other appropriate financing. The Company, as general partner of the Partnership, shall cause the Partnership to enter into any such financing on such terms as the Management Committee may approve.

ARTICLE 7
TAXES

7.01 Tax Returns. In accordance with the O&M Agreement, the Operator is to prepare and timely file (on behalf of the Company) all federal, state and local tax returns required to be filed by the Company. Each Member shall furnish to the Operator all pertinent information in its possession relating to the Company and the Partnership’s operations that is necessary to enable the Company’s tax returns to be timely prepared and filed. The Company shall bear the costs of the preparation and filing of its returns.

7.02 Tax Elections. The Company shall make the following elections on the appropriate tax returns:

(a) to adopt as the Company’s fiscal year the calendar year;

(b) to adopt the accrual method of accounting;

(c) if a distribution of the Company’s property as described in Code Section 734 occurs or upon a transfer of a Membership Interest as described in Code Section 743 occurs, on request by notice from any Member, to elect, pursuant to Code Section 754, to adjust the basis of the Company’s properties;

(d) to elect to amortize the organizational expenses of the Company ratably over a period of 60 months as permitted by Section 709(b) of the Code;

(e) to elect to depreciate or amortize the assets of the Company using the most rapid means available; and

(f) any other election the Management Committee may deem appropriate.
Neither the Company nor any Member shall make an election for the Company to be excluded from the application of the provisions of subchapter K of chapter 1 of subtitle A of the Code or any similar provisions of applicable state law and no provision of this Agreement shall be construed to sanction or approve such an election.

7.03 Tax Matters Member.

(a) Spectra or such other Member as the Management Committee may designate shall serve as the “tax matters partner” of the Company pursuant to Section 6231(a)(7) of the Code (the “Tax Matters Member”). The Tax Matters Member shall take such action as may be necessary to cause to the extent possible each other Member to become a “notice partner” within the meaning of Section 6223 of the Code. The Tax Matters Member shall inform each other Member of all significant matters that may come to its attention in its capacity as Tax Matters Member by giving notice thereof on or before the fifth Business Day after becoming aware thereof and, within that time, shall forward to each other Member copies of all significant written communications it may receive in that capacity.

(b) The Tax Matters Member shall provide any Member, upon request, access to accounting and tax information and schedules as shall be necessary for the preparation by such Member of its income tax returns and such Member’s tax information reporting requirements.

(c) The Tax Matters Member shall take no action without the authorization of the Management Committee, other than such action as may be required by Law. Any cost or expense incurred by the Tax Matters Member in connection with its duties, including the preparation for or pursuance of administrative or judicial proceedings, shall be paid by the Company.

(d) The Tax Matters Member shall not enter into any extension of the period of limitations for making assessments on behalf of the Members without first obtaining the consent of the Management Committee. The Tax Matters Member shall not bind any Member to a settlement agreement without obtaining the consent of such Member. Any Member that enters into a settlement agreement with respect to any Company item (as described in Code Section 6231(a)(3)) shall notify the other Members of the settlement agreement and its terms on or before the 90th Day after the date of the settlement.

(e) No Member shall file a request pursuant to Code Section 6227 for an administrative adjustment of Company items for any taxable year without first notifying the other Members. If the Management Committee consents to the requested adjustment, the Tax Matters Member shall file the request for the administrative adjustment on behalf of the Members. If this consent is not obtained on or before the 30th Day after the notice, or within the period required to timely file the request for administrative adjustment, if shorter, any Member, including the Tax Matters Member, may file a request for administrative adjustment on its own behalf. Any Member intending to file a petition under Code Sections 6226, 6228 or other Code Section with respect to any item involving the Company shall notify the other Members of that intention and the nature of the contemplated proceeding. In the case where the Tax Matters Member is the Member intending to file such petition on behalf of the Company, such notice shall be given within a reasonable period of time to allow the other Members to participate in the choosing of the forum in which such petition will be filed.

(f) If any Member intends to file a notice of inconsistent treatment under Code Section 6222(b), that Member shall give reasonable notice under the circumstances to the other Members of that intent and the manner in which the Member’s intended treatment of an item is (or may be) inconsistent with the treatment of that item by the other Members.

ARTICLE 8
BOOKS, RECORDS, REPORTS, AND BANK ACCOUNTS

8.01 Maintenance of Books; Reports. The Members acknowledge that the O&M Agreement will include provisions for the maintenance of the Company’s books and records and the preparation of various reports.

8.02 Bank Accounts. Funds of the Company shall be deposited in such banks or other depositories as shall be designated from time to time by the Management Committee. All withdrawals from any such depository shall be made only as authorized by the Management Committee and shall be made only by check, wire transfer, debit memorandum or other written instruction.

ARTICLE 9
WITHDRAWAL

9.01 No Right of Withdrawal. A Member has no power or right voluntarily to Withdraw from the Company.

9.02 Deemed Withdrawal. A Member is deemed to have Withdrawn from the Company upon the occurrence of any of the following events:

(a) there occurs an event that makes it unlawful for the Member to continue to be a Member;

(b) the Member becomes Bankrupt;

(c) the Member commences liquidation or winding up;

(d) notice from a Majority Interest (determined excluding the Member) if the Member commits a Default and the Default has not been cured; or

(e) the Member and/or any of its Affiliates has withdrawn as a Limited Partner under the Partnership Agreement.

9.03 Effect of Withdrawal. A Member that is deemed to have Withdrawn under Section 9.02 (a “Withdrawn Member”), must comply with the following requirements in connection with its Withdrawal:

(a) The Withdrawn Member ceases to be a Member immediately upon the occurrence of the applicable Withdrawal event.

(b) The Withdrawn Member shall not be entitled to receive any distributions from the Company except as set forth in Section 9.03(e), and neither it nor its Representative shall be entitled to exercise any voting or consent rights, or to appoint any Representative or Alternative Representative to the Management Committee (and the Representative (and the Alternative Representative) appointed by such Member shall be deemed to have resigned) or to receive any further information (or access to information) from the Company. The Sharing Ratio of that Member shall not be taken into account in calculating the Sharing Ratios of the Members for any purposes. This Section 9.03(b) shall also apply to a Breaching Member; but if a Breaching Member cures its breach during the applicable cure period, then any distributions that were withheld from that Member shall be paid to it, without interest.

(c) The Withdrawn Member must pay to the Company all amounts it owes to the Company.

(d) The Withdrawn Member shall remain obligated for all liabilities it may have under this Agreement or otherwise with respect to the Company that accrue prior to the Withdrawal.

(e) From the date of the Withdrawal to the date of the payment, the former Capital Account balance of the Withdrawn Member shall be recorded as a contingent obligation of the Company, and not as a Capital Account, until payment is made. The rights of a Withdrawn Member under this Section 9.03(e) shall (i) be subordinate to the rights of any other creditor of the Company, (ii) not include any right on the part of the Withdrawn Member to receive any interest (except as may otherwise be provided in the evidence of any indebtedness of the Company owed to such Withdrawn Member) or other amounts with respect thereto; (iii) not require the Company to make any distribution (the Withdrawing Member’s rights under this Section 9.03(e) being limited to receiving such portion of distributions as the Management Committee may, in its Sole Discretion, decide to cause the Company to make); (iv) not require any Member to make a Capital Contribution or a loan to permit the Company to make a distribution or otherwise to pay the Withdrawing Member; and (v) be treated as a liability of the Company for purposes of Section 11.02. Subject to the foregoing, payment to the Withdrawn Member of its Capital Account balance shall be made upon the earliest of: (A) such time as the Management Committee determines in its Sole Discretion to make such payment, (B) the later of (I) two years from the date of Withdrawal, and (II) ten years from the date that the Initial Facilities are placed into commercial operation, and (C) the dissolution of the Company. Except as set forth in this Section 9.03(e), a Withdrawn Member shall not be entitled to receive any return of its Capital Contributions or other payment from the Company in respect of its Membership Interest.

(f) The Sharing Ratio of the Withdrawn Member shall be allocated among the remaining Members in the proportion that each Member’s Sharing Ratio bears to the total Sharing Ratio of all remaining Members, or in such other proportion as the Members may unanimously agree.

ARTICLE 10
DISPUTE RESOLUTION

10.01 Disputes. This Article 10 shall apply to any dispute arising under or related to this Agreement (whether arising in contract, tort or otherwise, and whether arising at law or in equity), including (a) any dispute regarding the construction, interpretation, performance, validity or enforceability of any provision of this Agreement or whether any Person is in compliance with, or breach of, any provisions of this Agreement, and (b) the applicability of this Article 10 to a particular dispute. Notwithstanding the foregoing, this Article 10 shall not apply to any matters that, pursuant to the provisions of this Agreement, are to be resolved by a vote of the Members (including through the Management Committee); provided, however, that (i) any matter that is expressly stated herein to be determinable by arbitration may be so determined pursuant to this Article 10 and (ii) if a vote, approval, consent, determination or other decision must, under the terms of this Agreement, be made (or withheld) in accordance with a standard other than Sole Discretion (such as a reasonableness standard), then the issue of whether such standard has been satisfied may be a dispute to which this Article 10 applies. Any dispute to which this Article 10 applies is referred to herein as a “Dispute.” With respect to a particular Dispute, each Member that is a party to such Dispute is referred to herein as a “Disputing Member.” The provisions of this Article 10 shall be the exclusive method of resolving Disputes.

10.02 Negotiation to Resolve Disputes. If a Dispute arises, any Disputing Member may initiate the dispute resolution procedure under this Article 10 by notifying the other Disputing Members (a “Dispute Notice”), after which the Disputing Members shall attempt to resolve such Dispute through the following procedure:

(a) first, within 7 Days after receipt of the Dispute Notice, the Representatives of the Disputing Members shall meet (whether by phone or in person) in a good faith attempt to resolve the Dispute;

(b) second, if the Dispute is still unresolved, then after the 20th Day following the commencement of the negotiations described in Section 10.02(a) but in no event later than the 30th Day after receipt of the Dispute Notice, the chief executive officer (or his designee) of the Parent of each Disputing Member shall meet (whether by phone or in person) in a good faith attempt to resolve the Dispute; and

(c) third, if the Dispute is still unresolved, then after the 10th Day following the commencement of the negotiations described in Section 10.02(b), any Disputing Party may submit the Dispute for resolution under the Federal Arbitration Act by binding arbitration following the Commercial Arbitration Rules of the American Arbitration Association (or, if that Association has ceased to exist, its principal successor) (the “AAA”) then in effect, including its evidentiary and procedural rules (excluding rules governing the payment of arbitration, administrative or other fees or expenses to the Arbitrator(s) or the AAA), to the extent that such rules do not conflict with the terms of this Agreement, by notifying the other Disputing Members (an “Arbitration Notice”) within the applicable limitation period provided by law.

10.03 Selection of Arbitrator.

(a) For any case in which any claim, or combination of claims, is less than or equal to $2,000,000, the arbitration shall be heard by a sole Arbitrator. Any case in which any claim, or combination of claims, exceeds $2,000,000 will be subject to the AAA’s Large, Complex Case Procedures and decided by the majority of a panel of three neutral Arbitrators. The Arbitrator(s) shall be selected in accordance with this Section 10.03.

(b) For arbitrations conducted by a single Arbitrator, the Disputing Member that submits a Dispute to arbitration shall designate a proposed neutral sole Arbitrator in its Arbitration Notice. If any other Disputing Member objects to a proposed sole Arbitrator, it may, on or before the tenth Day following delivery of the Arbitration Notice, notify all of the other Disputing Members of its objection. All of the Disputing Members shall attempt to agree upon a mutually acceptable sole Arbitrator. If they have not done so, then after the 20th Day following delivery of the notice described in the immediately preceding sentence, any Disputing Member may request the AAA to designate the sole Arbitrator. For arbitrations conducted by a panel of three Arbitrators, the Disputing Member initiating arbitration shall nominate one Arbitrator at the time it initiates arbitration. The other Disputing Member(s) shall collectively nominate one Arbitrator on or before the 10th Day after receiving the Arbitration Notice. The two Arbitrators shall appoint a third, neutral Arbitrator. All arbitrators shall be competent and experienced in matters involving the gas storage business in the United States, with at least ten years of legal, engineering, or business experience in the gas industry, and shall be impartial and independent of the Members (and the other arbitrators, in the case of arbitrations conducted by a panel of three arbitrators, except for prior arbitrations) (each an “Arbitrator”). Each Disputing Member shall pay for the expenses incurred by the Arbitrator it appoints, if applicable, and the costs of the sole Arbitrator or the third Arbitrator shall be divided equally among the Disputing Members. If any Arbitrator so chosen shall die, resign or otherwise fail or becomes unable to serve as Arbitrator, a replacement Arbitrator shall be chosen in accordance with this Section 10.03.

10.04 Conduct of Arbitration. The Arbitrator(s) shall expeditiously (and, if possible, on or before the 90th Day after the Arbitrator(s)’s selection) hear and decide all matters concerning the Dispute. Any arbitration hearing shall be held in Wilmington, Delaware. Except as expressly provided to the contrary in this Agreement, the Arbitrator(s) shall have the power (a) to gather such materials, information, testimony and evidence as it deems relevant to the dispute before it (and each Member will provide such materials, information, testimony and evidence requested by the Arbitrator(s), except to the extent any information so requested is proprietary, subject to a third-party confidentiality restriction or to an attorney-client or other privilege) and (b) to grant injunctive relief and enforce specific performance. If they deem necessary, the Arbitrator(s) may propose to the Disputing Members that one or more other experts be retained to assist it in resolving the Dispute. The retention of such other experts shall require the unanimous consent of the Disputing Members, which shall not be unreasonably withheld. Each Disputing Member, the Arbitrator(s) and any proposed expert shall disclose to the other Disputing Members any business, personal or other relationship or affiliation that may exist or may have existed between the Disputing Member (or the Arbitrator(s)) and the proposed expert; and any Disputing Member may disapprove of the proposed expert on the basis of that relationship or affiliation. The decision of the Arbitrator(s) (which shall be rendered in writing) shall be final, nonappealable and binding upon the Disputing Members and may be enforced in any court of competent jurisdiction; provided, however, that the Members agree that the Arbitrator(s) and any court enforcing the award of the Arbitrator(s) shall not have the right or authority to award punitive, special, consequential, indirect, exemplary or similar damages to any Disputing Member. The responsibility for paying the costs and expenses of the arbitration, including compensation to any experts retained by the Arbitrator(s), shall be divided equally among the Disputing Members. Each Disputing Member shall be responsible for the fees and expenses of its respective counsel, consultants and witnesses, unless the Arbitrator(s) determines that compelling reasons exist for allocating all or a portion of those costs and expenses to one or more other Disputing Members.

10.05 Consolidation. While any matter is before the Arbitrator under this Article 10, if any of the Disputing Members party to the arbitration, or, if applicable, their Affiliates desire to bring a matter before an arbitrator under the Partnership Agreement, the matter shall be consolidated with the matter under this Agreement if, but only if, the Disputing Members under this Agreement and the Persons bringing the matter before an arbitrator under the Partnership Agreement are the same Persons or Affiliates of those Persons.

ARTICLE 11
DISSOLUTION, WINDING UP AND TERMINATION

11.01 Dissolution. The Company shall dissolve and its affairs shall be wound up on the first to occur of the following events (each a “Dissolution Event”):

(a) the unanimous consent of the Management Committee to dissolve the Company and/or the Partnership;

(b) entry of a decree of judicial dissolution of the Company under Section 18-802 of the Act;

(c) the Disposition or abandonment of all or substantially all of the Company’s and/or the Partnership’s business and assets; or

(d) an event that makes it unlawful for the business of the Company or the Partnership to be carried on.

11.02 Winding Up and Termination.

(a) On the occurrence of a Dissolution Event, the Operator shall serve as liquidator under the supervision of the Management Committee. The liquidator shall proceed diligently to wind up the affairs of the Company and make final distributions as provided herein and in the Act. The costs of winding up shall be borne as a Company expense. Until final distribution, the liquidator shall continue to operate the Company properties with all of the power and authority of the Members. The steps to be accomplished by the liquidator are as follows:

(i) as promptly as possible after dissolution and again after final winding up, the liquidator shall cause a proper accounting to be made by a recognized firm of certified public accountants of the Company’s assets, liabilities and operations through the last calendar day of the month in which the dissolution occurs or the final winding up is completed, as applicable;

(ii) the liquidator shall discharge from Company funds all of the indebtedness of the Company and other debts, liabilities and obligations of the Company (including all expenses incurred in winding up and any loans described in Section 4.02) or otherwise make adequate provision for payment and discharge thereof (including the establishment of a cash escrow fund for contingent liabilities in such amount and for such term as the liquidator may reasonably determine); and

(iii) all remaining assets of the Company shall be distributed to the Members as follows:

(A) the liquidator may sell any or all Company property, including to Members, and any resulting gain or loss from each sale shall be computed and allocated to the Capital Accounts of the Members in accordance with the provisions of Article 5;

(B) with respect to all Company property that has not been sold, the fair market value of that property shall be determined and the Capital Accounts of the Members shall be adjusted to reflect the manner in which the unrealized income, gain, loss, and deduction inherent in property that has not been reflected in the Capital Accounts previously would be allocated among the Members if there were a taxable disposition of that property for the fair market value of that property on the date of distribution; and

(C) Company property (including cash) shall be distributed among the Members in accordance with Section 5.02; and those distributions shall be made by the end of the taxable year of the Company during which the liquidation of the Company occurs (or, if later, the 90th Day after the date of the liquidation).

(b) The distribution of cash or property to a Member in accordance with the provisions of this Section 11.02 constitutes a complete return to the Member of its Capital Contributions and a complete distribution to the Member of its Membership Interest and all the Company’s property and constitutes a compromise to which all Members have consented pursuant to Section 18-502(b) of the Act. To the extent that a Member returns funds to the Company, it has no claim against any other Member for those funds.

(c) No dissolution or termination of the Company shall relieve a Member from any obligation to the extent such obligation has accrued as of the date of such dissolution or termination. Upon such termination, any books and records of the Company that there is a reasonable basis for believing will ever be needed again shall be furnished to the liquidator, which shall keep such books and records (subject to review by any Person that was a Member at the time of dissolution) for a period at least three years. At such time as the liquidator no longer agrees to keep such books and records, it shall offer the Persons who were Members at the time of dissolution the opportunity to take over such custody, shall deliver such books and records to such Persons if they elect to take over such custody and may destroy such books and records if they do not so elect. Any such custody by such Persons shall be on such terms as they may agree upon among themselves.

11.03 Deficit Capital Accounts. No Member will be required to pay to the Company, to any other Member or to any third party any deficit balance that may exist from time to time in another Member’s Capital Account.

11.04 Certificate of Cancellation. On completion of the distribution of Company assets as provided herein, the Members (or such other Person or Persons as the Act may require or permit) shall file a certificate of cancellation with the Secretary of State of the State of Delaware, cancel any other filings made pursuant to Section 2.05, and take such other actions as may be necessary to terminate the existence of the Company. Upon the filing of such certificate of cancellation, the existence of the Company shall terminate (and the Term shall end), except as may be otherwise provided by the Act or other applicable Law.

ARTICLE 12
GENERAL PROVISIONS

12.01 Offset. Whenever the Company is to pay any sum to any Member, any amounts that Member owes the Company may be deducted from that sum before payment.

12.02 Notices. Except as expressly set forth to the contrary in this Agreement, all notices, requests or consents provided for or permitted to be given under this Agreement must be in writing and must be delivered to the recipient in person, by courier or mail or by facsimile or other electronic transmission. A notice, request or consent given under this Agreement is effective on receipt by the Member to receive it; provided, however, that a facsimile or other electronic transmission that is transmitted after the normal business hours of the recipient shall be deemed effective on the next Business Day. All notices, requests and consents to be sent to a Member must be sent to or made at the addresses given for that Member on Exhibit A or in the instrument described in Section 3.03(b)(iii)(A)(II) or 3.04, or such other address as that Member may specify by notice to the other Members. Any notice, request or consent to the Company must be given to all of the Members. Whenever any notice is required to be given by Law, the Certificate or this Agreement, a written waiver thereof, signed by the Person entitled to notice, whether before or after the time stated therein, shall be deemed equivalent to the giving of such notice.

12.03 Entire Agreement; Superseding Effect. This Agreement, the Partnership Agreement, and the O&M Agreement constitute the entire agreement of the Members and their Affiliates relating to the Company and the transactions contemplated hereby and supersede all provisions and concepts contained in all prior agreements.

12.04 Effect of Waiver or Consent. Except as otherwise provided in this Agreement, a waiver or consent, express or implied, to or of any breach or default by any Member in the performance by that Member of its obligations with respect to the Company is not a consent or waiver to or of any other breach or default in the performance by that Member of the same or any other obligations of that Member with respect to the Company. Except as otherwise provided in this Agreement, failure on the part of a Member to complain of any act of any Member or to declare any Member in default with respect to the Company, irrespective of how long that failure continues, does not constitute a waiver by that Member of its rights with respect to that default until the applicable statute-of-limitations period has run.

12.05 Amendment or Restatement. This Agreement or the Certificate may be amended or restated only by a written instrument executed (or, in the case of the Certificate, approved) by all Members.

12.06 Binding Effect. Subject to the restrictions on Dispositions set forth in this Agreement, this Agreement is binding on and shall inure to the benefit of the Members and their respective successors and permitted assigns.

12.07 Governing Law; Severability. THIS AGREEMENT IS GOVERNED BY AND SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF DELAWARE, EXCLUDING ANY CONFLICT-OF-LAWS RULE OR PRINCIPLE THAT MIGHT REFER THE GOVERNANCE OR THE CONSTRUCTION OF THIS AGREEMENT TO THE LAW OF ANOTHER JURISDICTION. WITHOUT LIMITING THE PROVISIONS OF ARTICLE 10, A MEMBER MAY BRING AN ACTION ARISING UNDER OR RELATING TO THIS AGREEMENT, IF AT ALL, ONLY IN COURTS OF THE STATE OF DELAWARE OR (IF IT HAS JURISDICTION) THE UNITED STATES DISTRICT COURT FOR THE DISTRICT OF DELAWARE. In the event of a direct conflict between the provisions of this Agreement and any mandatory, non-waivable provision of the Act, such provision of the Act shall control. If any provision of the Act provides that it may be varied or superseded in a limited liability company agreement (or otherwise by agreement of the members or managers of a limited liability company), that provision shall be deemed superseded and waived in its entirety if this Agreement contains a provision addressing the same issue or subject matter. If any provision of this Agreement or the application thereof to any Member or circumstance is held invalid or unenforceable to any extent, (a) the remainder of this Agreement and the application of that provision to other Members or circumstances is not affected thereby, and (b) the Members shall negotiate in good faith to replace that provision with a new provision that is valid and enforceable and that puts the Members in substantially the same economic, business and legal position as they would have been in if the original provision had been valid and enforceable.

12.08 Further Assurances. In connection with this Agreement and the transactions it contemplates, each Member shall execute and deliver any additional documents and instruments and perform any additional acts that may be necessary or appropriate to effectuate and perform the provisions of this Agreement and those transactions; provided, however, that this Section 12.08 shall not obligate a Member to furnish guarantees or other credit supports by such Member’s Parent or other Affiliates.

12.09 Waiver of Certain Rights. Each Member irrevocably waives any right it may have to maintain any action for dissolution of the Company or for partition of the property of the Company.

12.10 Counterparts. This Agreement may be executed in any number of counterparts with the same effect as if all signing parties had signed the same document. All counterparts shall be construed together and constitute the same instrument.

[Remainder of page intentionally left blank. Signature page follows.]

IN WITNESS WHEREOF, the Members have executed this Agreement as of the date first set forth above.

MEMBERS:

SPECTRA ENERGY TRANSMISSION SERVICES, LLC

By:   /s/ Mark Fiedorek
Name:    Mark Fiedorek
Title:      Vice President

NJR STECKMAN RIDGE STORAGE COMPANY

By: /s/ Glenn C. Lockwood
Name:  Glenn C. lockwood
Title:     Senior Vice President and
              Chief Financial Officer

EXHIBIT A
MEMBERS

Name and Address	Sharing Ratio	Parent	Representative and Alternate Representatives
Spectra Energy Transmission Services, LLC 5400 Westheimer Court Houston, Texas 77056-5310 Attn: Christine M. Pallenik Fax: (713) 386-4694	50%	Spectra Energy Corp	R. Mark Fiedorek Alternate: Gregory P. Bilinski
NJR Steckman Ridge Storage Company 1415 Wyckoff Road Wall, New Jersey 07719 Attn: William P. Scharfenberg Fax: (732) 938-1226	50%	New Jersey Resources Corporation	Richard R. Gardner Alternate: Jeffrey S. Davidson

EXHIBIT B
PARTNERSHIP AGREEMENT

[Attached]

EXHIBIT C
NON-COMPETITION AREA

The following areas, from the surface to all depths:

•	The area inside the brown line on Exhibit F to the PSA

•	Any shaded tracts on Exhibit F to the PSA

•	Any other leases conveyed to the Partnership at the Closing under the PSA

EXHIBIT D
INITIAL FACILITIES PLAN

Acquisition	$105,000,000

Development:
Wells	- 15 new wells - 5 existing well conversions	$54,382,198
Gathering System	- 6.625 in. pipe - 8.625 in. pipe - 16 in. pipe	$31,679,713
Station	- Compressor - Cooler - Heater - Dehydration - Slug Catcher - Measurement & Regulation	$36,239,008
Pad Gas	- Gas required to maintain minimum reservoir pressure	$19,390,352
Development Total		$141,691,271

Total	$246,691,271